            THIS LOAN AGREEMENT, dated as of September 21, 1994 (this "Agreement"), is by and among Cambrex Corporation, a Delaware corporation (the "Company"), and the Banks set forth on the signature pages hereof
(collectively, the "Banks" and individually, a "Bank") and NBD Bank, N.A., a national banking association, as agent for the Banks (in such capacity, the "Agent").

                                  INTRODUCTION
                                  ------------

                 The Company desires to obtain a term loan in the aggregate principal amount of $50,000,000 (or the Equivalent thereof in any other Permitted Currency), a term loan in the aggregate principal amount of $75,000,000 (or the Equivalent thereof in any other Permitted Currency) and a revolving credit facility, including letters of credit, in an aggregate principal amount not to exceed $100,000,000 (or the Equivalent thereof in any other Permitted Currency) in order to provide funds and other financial accommodations for acquisitions and for its other corporate purposes and the Banks are willing to make such term loans and to establish such a credit facility in favor of the Company on the terms and conditions herein set forth.

                 In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

                 1.1 Certain Definitions. As used herein the following terms shall have the following respective meanings:

                 "Acquisition" shall mean the acquisition by the Company of the share capital of Profarmaco Nobel S.R.L. and Nobel Chemicals International A.B.

                 "Advance" shall mean any Loan and any Letter of Credit Advance.

                 "Affiliate", when used with respect to any person, shall mean any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

                 "Applicable Lending Office" shall mean, with respect to any Advance made by any Bank or with respect to such Bank's Commitment, the office of such Bank or of any Affiliate of such Bank located at the address specified as the applicable lending office for such Bank set forth next to the name of such Bank in the signature pages hereof or any other office or Affiliate of such Bank or of any Affiliate of such Bank hereafter selected and notified to the Company and the Agent by such Bank.

                 "Applicable Margin" shall mean, with respect to any Floating Rate Loan, Eurocurrency Rate Loan, S/L/C fee and commitment fee, as the case may be, the applicable percentage set forth in the applicable table below as adjusted on the date on which the financial statements and compliance certificate required pursuant to Section 5.1(d) are delivered to the Banks and shall remain in effect until the next change to be effected pursuant to this definition, provided, that, if any financial statements referred to above are not delivered within the time period specified above, then, until the financial statements are delivered, the ratio of Funded Indebtedness to Cash Flow as of the end of the fiscal quarter that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.5 to 1.0:

                             APPLICABLE MARGIN FOR
                             ---------------------
                   REVOLVING CREDIT ADVANCES AND TERM LOAN A
                   -----------------------------------------

 Funded             Floating          Eurocur-           S/L/C Fee         Commit-
 Indebtedness to    Rate              rency                                ment
 Cash Flow          Loan              Rate Loan                            Fee

 Less than          0.00%             0.50%              0.50%             0.20%
 0.50:1.0

 Greater than       0.00%             0.75%              0.50%             0.25%
 or equal to
 0.50:1.0 but
 less than
 1.0:1.0

 Greater than or    0.00%             1.00%              0.75%             0.25%
 equal to
 1.0:1.0 but
 less than
 2.0:1.0

 Greater than or    0.00%             1.25%              1.00%             0.25%
 equal to
 2.0:1.0 but
 less than
 3.0:1.0

 Greater than or    0.25%             1.50%              1.25%             0.375%
 equal to
 3.0:1.0 but
 less than
 4.0:1.0

 Greater than or    0.50%             1.75%              1.50%             0.375%
 equal to
 4.0:1.0 but
 less than
 4.5:1.0

 Greater than or    0.75%             2.00%              1.75%             0.375%
 equal to
 4.5: 1.0

                             APPLICABLE MARGIN FOR
                             ---------------------
                                  TERM LOAN B
                                  -----------

 Funded Indebtedness to      Floating Rate               Eurocurrency Rate
 Cash Flow                   Loan                        Loan

 Less than 0.50:1.0          0.50%                       1.00%

 Greater than or equal to    0.50%                       1.25%
 0.50:1.0 but less than
 1.0:1.0

 Greater than or equal to    0.50%                       1.50%
 1.0:1.0 but less than
 2.0:1.0

 Greater than or equal to    0.50%                       1.75%
 2.0:1.0 but less than
 3.0:1.0

 Greater than or equal to    0.75%                       2.00%
 3.0:1.0 but less than
 4.0:1.0

 Greater than or equal to    1.00%                       2.25%
 4.0:1.0 but less than
 4.5:1.0

 Greater than or equal to    1.25%                       2.50%
 4.5:1.0

                 "Borrowing" shall mean the aggregation of Advances, including each Letter of Credit Advance, of the Banks to be made to the Company, or continuations and conversions of such Loans, made pursuant to Article II on a single date and, in the case of any Loans, for a single Interest Period, which Borrowings may be classified for purposes of this Agreement by reference to the type of Loans or the type of Advances comprising the related Borrowing, e.g., a "Eurocurrency Rate Borrowing" is a Borrowing comprised of Eurocurrency Rate Loans and a "Letter of Credit Borrowing" is an Advance comprised of a single Letter of Credit.

                 "Borrowing Base" shall mean, as of any date, the sum of (a) an amount equal to 85% of the value of Eligible Accounts Receivable, plus (b) an amount equal to 30% of the value of Eligible Inventory, plus (c) an amount equal to 50% of the difference of (i) 50% of Fixed Assets, minus (ii) the then outstanding principal amount of the Term Loans.

                 "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Agent or any Bank is not open to the public for carrying on substantially all of its banking functions.

                 "Capital Lease" of any person shall mean any lease which, in accordance with Generally Accepted Accounting Principles, is or should be capitalized on the books of such person.

                 "Cash Flow" of any person shall mean, as of the end of any fiscal quarter, net income of such person plus all income taxes of such person, all interest paid or payable by such person on Indebtedness of such person (including the portion of all obligations under Capital Leases constituting interest), the amount of depreciation and amortization expense of such person and the amount of deferred income tax expense of such person.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

                 "Collateral Event" shall mean (a) any Trigger Event or (b) any Default under Section 5.2(e).

                 "C/L/C" shall mean any commercial letter of credit issued by the Agent hereunder.

                 "Commitments" shall mean the aggregate sum of the Revolving Credit Commitments, the Term Loan A Commitments and the Term Loan B Commitments.

                 "Consolidated" or "consolidated" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

                 "Contingent Liabilities" of any person shall mean, as of any date, all contingent obligations of such person or of others for which such person is contingently liable, as obligor, guarantor or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

                 "Cumulative Net Income" of any person shall mean, as of any date, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) for the period commencing on the specified date through the end of the most recently completed fiscal quarter of such person (but without reduction for any net loss incurred for any completed fiscal year during such period), taken as one accounting period, all as determined in accordance with Generally Accepted Accounting Principles.

                 "Current Asset" and "Current Liabilities" of any person shall mean, as of any date, all assets or liabilities, respectively, of such person which, in accordance with Generally Accepted Accounting Principles, should be classified as current assets or current liabilities, respectively, on a balance sheet of such person.

                 "Default" shall mean any of the events or conditions described in Section 6.1 which might become an Event of Default with notice or lapse of time or both.

                 "Dollars" and "$" shall mean the lawful money of the United States of America.

                 "Effective Date" shall mean October 11, 1994.

                 "Eligible Accounts Receivable" shall mean, as of any date, those accounts receivable owned by the Company or any Guarantor which are payable in Dollars and in which the Company has granted to the Agent, for the benefit of the Banks, an enforceable, perfected security interest which is not void or voidable pursuant to the Security Agreement, valued at the face amount thereof less sales, excise or similar taxes outstanding and less returns, discounts, credits and allowances of any nature at any time claimed in writing or issued, owing or granted; but shall not include any such account receivable
(a) that is not a bona fide existing obligation created by the sale and actual delivery of inventory, goods or other property or the furnishing of services or other good and sufficient consideration to customers of the Company or any Guarantor in the ordinary course of business, (b) that is more than 90 days past the due date, (c) that is subject to any dispute, contra-account, defense, offset or counterclaim or any Lien (except those in favor of the Agent under the Security Agreement), or the inventory, goods, property, services or other consideration of which such account receivable constitutes proceeds is subject to any such Lien, but only to the extent of such dispute, contra-account, defense, offset, counterclaim or Lien, (d) in respect of which the inventory, goods, property, services or other consideration have been rejected or the amount is in dispute, but only to the extent of such dispute, (e) that is due from any Affiliate or Subsidiary of the Company or any Guarantor, including without limitation those due from the Company or any Guarantor, (f) that is payable by any person located outside the United States (which shall not be deemed to include any territories of the United States), (g) that is payable by the United States or any of its departments, agencies or instrumentalities or by any state or other governmental entity, (h) that is payable by any person as to which 50% or more of the aggregate amount of such accounts receivable payable by such person to the Company or any Guarantor do not otherwise constitute Eligible Accounts Receivable, (i) that are payable by any person that is the subject of any proceeding seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or that is not generally paying its debts as they become due or has admitted in writing its inability to pay its debts generally or has made a general assignment for the benefit of creditors, (j) which is evidenced by a promissory note or other instrument, or (k) that for any other reason is at any time reasonably deemed by the Agent to be ineligible, and the Agent shall give prior notice of, and the reason determined by the Agent in its sole reasonable discretion for, any such determination of ineligibility under this clause to the Company and each Bank.

                 "Eligible Inventory" shall mean, as of any date, that inventory owned by the Company or any Guarantor that constitutes raw materials or finished goods and in which the Company or any Guarantor has granted to the Agent, for the benefit of the Banks, an enforceable, perfected security interest which is not void or voidable pursuant to the Security Agreement but shall not include any such inventory (a) that does not constitute raw materials or finished goods readily salable or usable in the business of the Company or any Guarantor, (b) that is located outside the United States (which shall not be deemed to include any territories of the United States), (c) that is subject to, or any accounts or other proceeds resulting from the sale or other disposition thereof could be subject to, any Lien (except those in favor of the Agent under the Security Agreement), including any sale on approval or sale or return transaction or any consignment, (d) that is not in the possession of the Company or any Guarantor, (e) that is held for lease or is the subject of any lease, (f) that is subject to any trademark, trade name or licensing arrangement, or any law, rules or regulation, that could limit or impair the ability of the Agent to promptly exercise all rights of the Agent under the Security Agreement, (g) if such inventory is located on premises not owned by the Company or any Guarantor and the landlord or other owner of such premises has not waived its distraint, lien and similar rights with respect to such inventory and shall not have agreed to permit the Agent to enter such premises pursuant to a waiver and agreement of such person in favor of and in form and substance acceptable to Agent, (h) with respect to which any insurance proceeds are not payable to the Agent as a loss payee or are payable to any loss payee other than the Agent, the Company or any Guarantor or (i) that for any other reason is at any time reasonably deemed by the Agent to be ineligible, and the Agent shall give prior notice of, and the reason determined by the Agent in its sole reasonable discretion for, any such determination of ineligibility under this clause to the Company and each Bank.

                 "Environmental Certificate" shall mean an appropriately completed environmental certificate in the form of Exhibit A attached hereto, certified as true and correct as of such date by an executive officer of the Company acceptable to the Agent.

                 "Environmental Laws" at any date shall mean all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

                 "Equivalent" of an amount of one currency (the "first currency") denominated in another currency (the "second currency"), as of any date of determination, shall mean the amount of the second currency which could be purchased with the amount of the first currency at the spot or other relevant rate of exchange quoted by the Agent at approximately 11:00 a.m. Detroit time on such date.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder, and any successor statute of similar import.

                 "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which, together with the Company or any Subsidiary of the Company, would be treated as a single employer under Section 414 of the Code.

                 "Eurocurrency Business Day" shall mean, with respect to any Eurocurrency Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits or the relevant Permitted Currency are carried out in the relevant interbank market.

                 "Eurocurrency Interest Period" shall mean, with respect to any Eurocurrency Rate Loan, the period commencing on the day such Eurocurrency Rate Loan is made or converted to a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as the Company may elect under
Section 2.4 or 2.7, and each subsequent period commencing on the last day of the immediately preceding Eurocurrency Interest Period and ending on the date one, two, three or six months thereafter, as the Company may elect under
Section 2.4 or 2.7, provided, however, that (a) any Eurocurrency Interest Period which commences on the last Eurocurrency Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurocurrency Business Day of the appropriate subsequent calendar month, (b) each Eurocurrency Interest Period which would otherwise end on a day which is not a Eurocurrency Business Day shall end on the next succeeding Eurocurrency Business Day or, if such next succeeding Eurocurrency Business Day falls in the next succeeding calendar month, on the next preceding Eurocurrency Business Day, and (c) no Eurocurrency Interest Period which would end after the Maturity Date (or the Termination Date with respect to any Revolving Credit Loans) shall be permitted.

                 "Eurocurrency Rate" shall mean, with respect to any Eurocurrency Rate Loan and the related Eurocurrency Interest Period, the per annum rate that is equal to the sum of:

                 (a)  the Applicable Margin, plus

                 (b) the rate per annum obtained by dividing (i) the per annum rate of interest at which deposits in the Permitted Currency in which such Eurocurrency Rate Loan is requested to be denominated for such Eurocurrency Interest Period and in an aggregate amount comparable to the amount of such Eurocurrency Rate Loan to be made by the Agent in its capacity as a Bank hereunder are offered to the Agent by other prime banks in the applicable interbank market, selected in the Agent's discretion, at approximately 11:00 a.m. London time on the second Eurocurrency Business Day prior to the first day of such Eurocurrency Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System;

all as conclusively determined by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

                 "Eurocurrency Rate Loan" shall mean any Loan which bears interest at the Eurocurrency Rate.

                 "Event of Default" shall mean any of the events or conditions described in Section 6.1.

                 "Existing Loan Agreement" shall mean the loan agreement dated as of March 27, 1992, as amended, among the Company, the banks named therein, and NBD Bank, N.A., as agent.

                 "Federal Funds Rate" shall mean the per annum rate that is equal to the per annum rate established and announced by the Agent from time to time as the opening federal funds rate paid by the Agent in its regional federal funds market for overnight borrowings from other banks; all as conclusively determined by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%), which Federal Funds Rate shall change simultaneously with any change in such announced rates.

                 "Fixed Assets" shall mean, as of any date, those tangible fixed assets of the Company and the Guarantors in which the Agent has been granted a first-priority perfected security interest pursuant to the Security Agreement, valued at their appraised value by appraisers acceptable to the Agent in its sole discretion, which appraisals must be dated within 90 days of the date of the occurrence of any Collateral Event (either before or after the date of such occurrence); provided, that, no credit will be given in the Borrowing Base with respect to any fixed asset until an acceptable appraisal of such fixed asset is delivered to the Agent.

                 "Fixed Charge Coverage Ratio" of any person shall mean, as of the end of any fiscal quarter, the ratio of (a) net income of such person plus, all income taxes of such person, all interest paid or payable by such person on Indebtedness of such person, all rents and other payments paid or required to be paid by such person under any operating lease in respect of which such person is obligated as a lessee or user that is in excess of $1,000, provided that if the aggregate of all operating leases of the Company and its Subsidiaries with rental payments of $1,000 or less exceeds $20,000, such excess shall be included in this calculation, to (b) interest paid or payable by such person on Indebtedness of such person plus all rents and other payments paid or required to be paid by such person under any operating lease in respect of which such person is obligated as a lessee or user that is in excess of $1,000, provided that if the aggregate of all operating leases of the Company and its Subsidiaries with rental payments of $1,000 or less exceeds $20,000, such excess shall be included in this calculation.

                 "Floating Rate" shall mean the per annum rate equal to the sum of (a) the Applicable Margin, plus (b) the greater of (i) the Prime Rate in effect from time to time, and (ii) the sum of three-quarters of one percent (3/4 of 1%) per annum plus the Federal Funds Rate in effect from time to time; which Floating Rate shall change automatically and simultaneously with any change in such Prime Rate or Federal Funds Rate, as the case may be.

                 "Floating Rate Loan" shall mean any Loan which bears interest at the Floating Rate.

                 "Foreign Subsidiary" shall mean any Subsidiary incorporated or formed in any jurisdiction other than any State of the United States of America.

                 "Funded Indebtedness" of any person shall mean, as of any date, all interest-bearing Indebtedness (including all obligations under Capital Leases) of such person; provided, however, that Funded Indebtedness shall not include Subordinated Debt of such person, other than Subordinated Debt described in Section 5.2(f)(vi) which shall be included in Funded Indebtedness.

                 "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the financial statements referred to in Section 4.6.

                 "Guaranties" shall mean the guaranties entered into by each of the Guarantors for the benefit of the Agent and the Banks pursuant to this Agreement, in substantially the form of Exhibit B hereto, as amended or modified from time to time.

                 "Guarantor" shall mean each Subsidiary of the Company and each person otherwise becoming a Subsidiary of the Company, or otherwise entering into a Guaranty, from time to time, but shall not include any Foreign Subsidiary of the Company, except as otherwise provided in Section 2.10.

                 "Indebtedness" of any person shall mean, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due within customary payment terms, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of Unfunded Benefit Liabilities under any Plan of such person or any ERISA Affiliate, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), and (h) all obligations of others similar in character to those described in clauses
(a) through (g) of this definition for which such person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

                 "Interest Payment Date" shall mean (a) with respect to any Eurocurrency Rate Loan, the last day of each Eurocurrency Interest Period with respect to such Eurocurrency Rate Loan and, in the case of any Eurocurrency Interest Period exceeding three months, those days that occur during such Eurocurrency Interest Period at intervals of three months after the first day of such Eurocurrency Interest Period, and (b) in all other cases, the last Business Day of each March, June, September and December occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Agreement.

                 "Letter of Credit" shall mean an S/L/C or C/L/C having a stated expiry date or a date upon which the draft must be reimbursed not later than twelve months after the date of issuance and not later than the fifth Business Day before the Termination Date, issued by the Agent on behalf of the Banks for the account of the Company under an application and related documentation acceptable to the Agent requiring, among other things, immediate reimbursement by the Company to the Agent in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Agent relative thereto.

                 "Letter of Credit Advance" shall mean any issuance of a Letter of Credit under Section 2.4 made pursuant to Section 2.1 in which each Bank acquires a pro rata risk participation (based on such Bank's Revolving Credit Commitment).

                 "Letter of Credit Documents" shall have the meaning ascribed thereto in Section 3.3(b).

                 "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

                 "Loan" shall mean any Revolving Credit Loan, any Term Loan A, any Term Loan B and any Swing Line Loan. Any such Loan or portion thereof may also be denominated as a Floating Rate Loan or a Eurocurrency Rate Loan, and such Floating Rate Loans and such Eurocurrency Rate Loans are referred to herein as "types" of Loans.

                 "Maturity Date A" shall mean October 11, 1995.

                 "Maturity Date B" shall mean October 11, 2001.

                 "Multiemployer Plan" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

                 "Net Cash Proceeds" shall mean, in connection with any issuance or sale of any equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of investment banking fees, reasonable and documented attorneys' fees, accounting fees, underwriting discounts and commissions and other customary fees and other costs and expenses actually incurred in connection therewith.

                 "Newco" shall mean the entity or entities to be formed to which the assets acquired in the Acquisition will be transferred, which entity or entities shall be direct Foreign Subsidiaries of the Company.

                 "Note" shall mean any Revolving Credit Note, any Term Note A, any Term Note B or any Swing Line Note.

                 "Optional Currency" shall mean any currency which is freely transferrable and convertible into Dollars and approved by the Banks.

                 "Original Dollar Amount" shall mean, with respect to any Loan, the Equivalent in Dollars of the original principal amount of such Loan specified in the related request therefor given by the Company pursuant to
Section 2.4(a), as such amount is reduced by payments of principal made in respect of such Loan in Dollars (or the Dollar Equivalent thereof in the case of a payment made in an Optional Currency) and (b) as such amount is adjusted pursuant to Section 3.1(c).

                 "Overdue Rate" shall mean (a) in respect of principal of Floating Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, (b) in respect of principal of Eurocurrency Rate Loans, a rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Eurocurrency Interest Period for such Loan and, thereafter, a rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (c) in respect of other amounts payable by the Company hereunder (other than interest), a per annum rate that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                 "Percentage of Total Commitments" shall mean, with respect to each Bank, the percentage set forth next to the name of such Bank on the signature pages hereof.

                 "Permitted Currency" shall mean Dollars and any Optional Currency.

                 "Permitted Liens" shall mean Liens permitted by Section 5.2(g) hereof.

                 "Person" or "person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

                 "Plan" shall mean any pension plan (other than a Multiemployer
Plan) subject to Title IV of ERISA or to the minimum funding standards of
Section 412 of the Code which has been established or maintained by the Company, any Subsidiary of the Company or any ERISA Affiliate, or by any other person if the Company, any Subsidiary of the Company or any ERISA Affiliate could have liability with respect to such pension plan.

                 "Pledge Agreement" shall mean the pledge agreement substantially in the form attached hereto as Exhibit C, as amended or modified from time to time, to be entered into by the Company for the benefit of the Agent and the Banks on the Effective Date pursuant to Section 2.10.

                 "Prime Rate" shall mean the per annum rate announced by the Agent from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

                 "Prohibited Transaction" shall mean any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

                 "Reportable Event" shall mean a reportable event as described in Section 4043(b) of ERISA including those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

                 "Required Banks" shall mean Banks holding not less than sixty-six and two-thirds percent of the aggregate principal amount of the Advances then outstanding (or sixty-six and two-thirds percent of the Commitments if no Advances are then outstanding).

                 "Revolving Credit Advance" shall mean any Revolving Credit Loan, any Swing Line Loan and any Letter of Credit Advance.

                 "Revolving Credit Commitment" shall mean, with respect to each Bank, the commitment of each such Bank to make Loans and to participate in Letter of Credit Advances made through the Agent pursuant to Section 2.1, in amounts not exceeding in the aggregate principal amount outstanding at any time, the Dollar Equivalent of the respective commitment amounts for each such Bank set forth next to the name of each such Bank in the signature pages hereof, as such amounts may be reduced from time to time pursuant to Section
2.2 and after any adjustments for any Assignments and Acceptances pursuant to
Section 8.6.

                 "Revolving Credit Loan" shall mean any borrowing under Section
2.4 evidenced by the Revolving Credit Notes and made pursuant to Section
2.1(a).

                 "Revolving Credit Notes" shall mean the promissory notes of the Company made payable to each Bank evidencing the Revolving Credit Loans, in substantially the form annexed hereto as Exhibit D, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor, and "Revolving Credit Note" shall mean any one of such Revolving Credit Notes.

                 "Security Agreement" shall mean the Security Agreement substantially in the form attached hereto as Exhibit E, to be entered into by the Company and the Guarantors in the event of the occurrence of a Collateral Event, pursuant to Section 2.11.

                 "Security Documents" shall mean the Pledge Agreement, the Subrogation and Contribution Agreement and the Guaranties and all other agreements and documents delivered pursuant to this Agreement or otherwise entered into by any person to secure the obligations of the Company under this Agreement.

                 "S/L/C" shall mean any standby letter of credit issued by the Agent hereunder.

                 "Subordinated Debt" of any person shall mean, as of any date, that Indebtedness of such person for borrowed money which is expressly subordinate and junior in right and priority of payment to the Loans and other Indebtedness of such person to the Banks in manner and by agreement satisfactory in form and substance to the Company, the Required Banks and the Agent.

                 "Subrogation and Contribution Agreement" shall mean the Subrogation and Contribution Agreement entered into by each of the Guarantors in the form attached hereto as Exhibit F.

                 "Subsidiary" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

                 "Supplementary Loan" shall mean each loan by any Bank to the Company outside this Agreement as described in Section 2.1(e).

                 "Swing Line Facility" shall have the meaning specified in
Section 2.1(c).

                 "Swing Line Loan" shall mean any borrowing under Section 2.4 evidenced by a Swing Line Note, and made pursuant to Section 2.1(d).

                 "Swing Line Note" means a promissory note of the Company payable to the order of the Agent, in substantially the form annexed hereto as Exhibit G, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

                 "Tangible Net Worth" of any person shall mean, as of any date,
(a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less
(b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, other than goodwill attributable to the Acquisition, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) franchises, licenses and permits, and (vi) other assets which are deemed intangible assets under Generally Accepted Accounting Principles.

                 "Term Loan A" shall mean the single borrowing under Section
2.4 evidenced by the Term Notes A and made pursuant to Section 2.1(b).

                 "Term Loan A Commitment" shall mean, with respect to each Bank, the commitment of such Bank to make a portion of Term Loan A in an amount equal to the Term Loan A Commitment amount for such Bank set forth next to the name of such Bank on the signature pages hereof.

                 "Term Loan B" shall mean the single borrowing under Section
2.4 evidenced by the Term Notes B and made pursuant to Section 2.1(c).

                 "Term Loan B Commitment" shall mean, with respect to each Bank, the commitment of such Bank to make a portion of Term Loan B in an amount equal to the Term Loan B Commitment Amount for such Bank set forth next to the name of such Bank on the signature pages hereof.

                 "Term Notes A" shall mean the promissory notes of the Company made payable to each Bank evidencing the Term Loan A, in substantially the form annexed hereto as Exhibit H, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor, and "Term Note A" shall mean any one of such Term Notes A.

                 "Term Notes B" shall mean the promissory notes of the Company made payable to each Bank evidencing the Term Loan B, in substantially the form annexed hereto as Exhibit I, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor, and "Term Note B" shall mean any one of such Term Notes B.

                 "Termination Date" shall mean the earlier to occur of (a) October 11, 1997 or such later date to which the Termination Date is extended pursuant to Section 2.4(e), or (b) the date on which the Revolving Credit Commitment shall be terminated pursuant to Section 2.2 or 6.2.

                 "Total Commitment Amount" shall mean the amount set forth on the last page of this Agreement.

                 "Trigger Event" shall mean any period in which the ratio of Consolidated Funded Indebtedness of the Company and its Subsidiaries to Consolidated Tangible Net Worth of the Company and its Subsidiaries is greater than 2.25 to 1.0. For the purpose of calculating such ratio under this definition, the effect on Consolidated Tangible Net Worth of the Company and its Subsidiaries solely attributable to the losses of Newco shall be ignored for the period from the Effective Date through June 30, 1995.

                 "Unfunded Benefit Liabilities" shall mean, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities determined in accordance with Section 4001(a)(18) of ERISA.

                 1.2 Other Definitions; Rules of Construction. As used herein, the terms "Agent", "Banks", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

                                   ARTICLE II
                        THE COMMITMENTS AND THE ADVANCES
                        --------------------------------

                 2.1      Commitments of the Banks.
                          ------------------------

                          (a)     Revolving Credit Advances.  Each Bank
agrees, for itself only, subject to the terms and conditions of this Agreement, to make Revolving Credit Loans to the Company pursuant to Section 2.4 and
Section 3.3 and to participate in Letter of Credit Advances to the Company pursuant to Section 2.4, from time to time from and including the Effective Date to but excluding the Termination Date, not to exceed in aggregate principal amount the amount of its Revolving Credit Commitment, provided that the aggregate Letter of Credit Advances outstanding at any time may not exceed 15% of the aggregate amount of all Revolving Credit Commitments.

                          (b)     Term Loan A.  Each Bank further agrees, for
itself only, subject to the terms and conditions of this Agreement, to make a portion of Term Loan A to the Company on or before the closing date of the Acquisition in an amount equal to its Term Loan A Commitment.

                          (c)     Term Loan B.  Each Bank further agrees, for
itself only, subject to the terms and conditions of this Agreement, to make a portion of Term Loan B to the Company consisting of (i) its pro rata share based on its Term Loan B Commitment of a draw under Term Loan B on the Effective Date in an aggregate amount equal to $17,000,000 for the purpose of refinancing all indebtedness under the term loan outstanding under the Existing Loan Agreement and (ii) its pro rata share based on its Term Loan B Commitment of a draw on or before the closing date of the Acquisition, in an amount not to exceed the remaining amount of its Term Loan B Commitment.

                          (d)     Swing Line Loan.   (i) The Company may
request the Agent to make, and the Agent may, in its sole discretion provided that the requirements of Section 2.6 are complied with by the Company with respect to such request, make, Swing Line Loans to the Company from time to time on any Business Day (but limited to one such Advance per Business Day) during the period from the Effective Date until the Termination Date in an aggregate principal amount not to exceed at any date the lesser of (A) $2,500,000 (the "Swing Line Facility") and (B) the aggregate of the unused portions of the Revolving Credit Commitments of the Banks as of such date. Each Bank's Revolving Credit Commitment shall be deemed utilized by an amount equal to such Bank's pro rata share (based on such Bank's Revolving Credit Commitment) of each Swing Line Loan for purposes of determining the amount of Revolving

Credit Advances required to be made by such Bank, but shall not be deemed utilized for purposes of determining commitment fees under Section 2.3(a). Within the limits of the Swing Line Facility, so long as the Agent, in its sole discretion, elects to make Swing Line Loans, the Company may borrow and reborrow under this Section 2.1(d)(i).

                                  (ii)     The Agent may at any time in its
sole and absolute discretion require that any Swing Line Loan be refunded by a Revolving Credit Loan which is a Floating Rate Loan, and upon notice thereof by the Agent to the Company and the Banks, the Company shall be deemed to have requested a Revolving Credit Loan bearing interest at the Floating Rate in an amount equal to the amount of any such Swing Line Loan, and such Revolving Credit Loan shall be made to refund such Swing Line Loan. Each Bank shall be absolutely and unconditionally obligated (except as set forth in Section 2.1(d)(i)) to fund its pro rata share (based on such Bank's Revolving Credit Commitment) of such Revolving Credit Loan and such obligation shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank or the Company or any of its Subsidiaries may have against the Agent, the Company or any of its Subsidiaries or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any of its Subsidiaries; (iv) any breach of this Agreement by the Company or any of its Subsidiaries or any other Bank; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing (including the Company's failure to satisfy any conditions contained in Article II or any other provision of this Agreement).

                          (e)     Supplementary Loans.  Notwithstanding
anything to the contrary in this Agreement, each of the Agent, the Company and the Banks acknowledges and agrees that each of the Banks shall independently have the ability to make Supplementary Loans to the Company. With respect to such Supplementary Loans: (i) the Supplementary Loans (A) shall be made pursuant to agreements between the Company and each Bank making Supplementary Loans, (B) shall bear interest and fees as provided in such agreements for the sole account of the Bank making such Supplementary Loans, (C) shall not be considered Advances under this Agreement and shall not be subject to terms and provisions of this Agreement regarding Advances and (D) shall be considered Indebtedness permitted under and subject to the limitation set forth in Section 5.2(f)(vii); (ii) the Company agrees to deliver immediate notice to the Agent of the making of each Supplementary Loan and each payment thereon and (iii) subject to the terms and conditions of this Agreement, the Revolving Credit Advances outstanding under this Agreement shall be adjusted on the first Business Day of each month based upon the Supplementary Loans and the Revolving Credit Advances outstanding on the last Business Day of the preceding month such that the ratio of each Bank's aggregate amount of Revolving Credit Advances and Supplementary Loans to the sum of the total amount of Revolving Credit Advances outstanding hereunder plus the total amount of the Supplementary Loans is equal to each Bank's Percentage of Total Revolving Credit Commitments and, for purposes of such adjustment, the Supplementary Loans shall be deemed usage of the Revolving Credit Commitment of the Bank making such Supplementary Loan in an amount equal to the aggregate outstanding principal amount of Supplementary Loans made to the Company by such Bank; provided, however, if at any time the aggregate outstanding principal amount of Supplementary Loans by the Banks exceeds 10% of the Total Revolving Credit Commitment of all Banks, the Company must request a Revolving Credit Loan, subject to the terms and conditions of this Agreement, to refinance all outstanding Supplementary Loans. The total amount of outstanding Revolving Credit Advances plus the total amount of outstanding Supplementary Loans shall at no time exceed the Total Revolving Credit Commitments.

                 2.2 Termination and Reduction of Commitments. (a) The Company shall have the right to terminate in whole or reduce in part any or all of the Commitments at any time and from time to time, provided that (i) the Company shall give prior notice of such termination or reduction to the Agent specifying the amount and effective date thereof, and to which Commitment such termination or reduction is applicable, (ii) each partial reduction of any such Commitment shall be in a minimum amount of $5,000,000 and in an integral multiple of $1,000,000 and shall reduce the Commitments of all of the Banks proportionately, (iii) no such termination or reduction shall be permitted with respect to any portion of the Commitments as to which a request for an Advance pursuant to Section 2.4 is then pending, and (iv) any such Commitment may not be terminated if any Advances are then outstanding and may not be reduced below the principal amount of Advances then outstanding under such Commitment. The Commitments or any portion thereof terminated or reduced pursuant to this
Section 2.2, whether optional or mandatory, may not be reinstated.

                          (b)     For purposes of this Agreement, a Letter of
Credit Advance (i) shall be deemed outstanding in an amount equal to the sum of the maximum amount available to be drawn under the related Letter of Credit on or after the date of determination and on or before the stated expiry date thereof plus the amount of any draws under such Letter of Credit that have not been reimbursed as provided in Section 3.3 and (ii) shall be deemed outstanding at all times on and before such stated expiry date or such earlier date on which all amounts available to be drawn under such Letter of Credit have been fully drawn, and thereafter until all related reimbursement obligations have been paid pursuant to Section 3.3. As provided in Section 3.3, upon each payment made by the Agent in respect of any draft or other demand for payment under any Letter of Credit, the amount of any Letter of Credit Advance outstanding immediately prior to such payment shall be automatically reduced by the amount of each Revolving Credit Loan deemed advanced in respect of the related reimbursement obligation of the Company.

                          (c)     In the event the Acquisition is not
consummated on or before December 15, 1994, (i) the Term Loan A Commitment of each Bank shall automatically and immediately terminate, (ii) the aggregate principal amount of Term Loan B Commitments of the Banks shall be permanently reduced to $17,000,000 and the amortization of Term Loan B shall be adjusted accordingly, and (iii) the aggregate principal amount of the Revolving Credit Commitments of all of the Banks shall be permanently reduced to $45,000,000, except to the extent otherwise permitted pursuant to Section 8.14; which reductions shall reduce the Term Loan B Commitments and the Revolving Credit Commitments of all of the Banks proportionately.

                 2.3 Fees. (a) The Company agrees to pay to the Banks a commitment fee on the daily average unused amount of the Revolving Credit Commitments, for the period from the Effective Date to but excluding the Termination Date, at a rate equal to the Applicable Margin. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the date of this Agreement and on the Termination Date. For the purpose of calculating the commitment fee under this Section 2.3(a) only, but not for the purpose of the Borrowing Base calculation pursuant to Section 2.12, the aggregate amount of S/L/Cs outstanding shall constitute usage of the Revolving Credit Commitment while the aggregate amount of C/L/Cs outstanding shall not constitute usage of the Revolving Credit Commitment. All Letters of Credit shall constitute usage of the Borrowing Base pursuant to Section 2.12.

                          (b)     In addition to the commitment fees payable
pursuant to Section 2.3(a), the Company agrees to pay to the Banks closing fees on the Effective Date as set forth on Schedule 2.3(b).

                          (c)     The Company agrees to pay (i) with respect to
S/L/Cs, (A) a fee to the Banks computed at the Applicable Margin of the maximum amount available to be drawn from time to time under such S/L/C for the period from and including the date of issuance of such S/L/C to and including the stated expiry date of such S/L/C, which fee shall be paid annually in advance at the time such S/L/C is issued, and (B) an additional fee to the Agent for its own account computed at the rate of one-quarter of one percent (1/4 of 1%) per annum of such maximum amount for such period, and (ii) with respect to C/L/Cs, (A) a fee to the Banks computed at the rate of one-quarter of one percent (1/4 of 1%) per annum, which fees shall be paid at each time as any C/L/C is presented or drawn upon, in whole or in part, and shall be computed upon the amount of such C/L/C which is presented or drawn upon, in whole or in part, and if any C/L/C or portion thereof is not drawn upon, the Company shall pay an expiry fee to the Banks in the amount of $50 per C/L/C and (B) an additional fee to the Agent for its own account computed at the rate of one-eighth of one percent (1/8 of 1%) per annum, which fee shall be computed on the amount and paid on the date described in clause (ii)(A) above. Such fees are nonrefundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Company further agrees to pay to the Agent, on demand, such other customary administrative fees, charges and expenses of the Agent in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued in accordance with a schedule of fees provided by the Agent to the Company.

                          (d)     In the event the Acquisition is not
consummated on or before December 15, 1994, the Company agrees to pay to the Banks a breakage fee in the amount of fifteen one-hundredths of one percent (15/100 of 1%) of the amount of the Term Loan A Commitment and the amount of the Revolving Credit Commitment which is required to be terminated pursuant to
Section 2.2.

                          (e)     The Company agrees to pay to the Agent an
agency fee for its services as Agent under this Agreement in such amounts as may from time to time be agreed upon by the Company and the Agent.

                          (f)     The Company also agrees to pay to the Banks
an extension fee with respect to each extension of the Termination Date pursuant to Section 2.4(e) in the amount of one-eighth of one percent (1/8 of 1%) on the amount of the Revolving Credit Commitment, which extension fee shall be payable fifty percent (50%) upon the execution of the extension agreement and the remaining fifty percent (50%) on the first anniversary of the execution of such extension agreement.

                 2.4 Disbursement of Advances. (a)(i) Except with respect to Swing Line Loans, the Company shall give the Agent notice of its request for each Advance in substantially the form of Exhibit J hereto not later than 10:00 a.m. Detroit time (A) four Eurocurrency Business Days prior to the date such Advance is requested to be made if such Advance is to be made as a Eurocurrency Rate Borrowing, (B) five Business Days prior to the date any Letter of Credit Advance is requested to be made, (C) on the Business Day such Advance is requested to be made in all other cases, which notice shall specify whether a Eurocurrency Rate Borrowing, a Floating Rate Borrowing, or a Letter of Credit Advance is requested and, in the case of each requested Eurocurrency Rate Borrowing, the Eurocurrency Interest Period to be initially applicable to such Borrowing, and the Permitted Currency in which such Loan is requested to be denominated and, in the case of each Letter of Credit Advance, such information as may be necessary for the issuance thereof by the Agent. The Agent, not later than 1:00 p.m. Detroit time the Business Day such notice of a Floating Rate Borrowing (other than a Swing Line Loan) is given, and not later than the Business Day next succeeding the day such notice is given in all other cases, shall provide notice of such requested Advance to each Bank.

                          (ii)    With respect to Swing Line Loans, the Company
shall give the Agent notice of its request for each Swing Line Loan in substantially the form of Exhibit J hereto not later than 2:30 p.m. Detroit time on the same Business Day any Swing Line Loan is requested to be made. The Agent, not later than 11:00 a.m. Detroit time the Business Day next succeeding the day such notice of a Swing Line Loan is given, shall provide notice of each Swing Line Loan to each Bank in the event such Swing Line Loan is not paid in full by the Company prior to the time such notice is given.

                          (iii)   Subject to the terms and conditions of this
Agreement, the proceeds of each such requested Advance shall be made available to the Company by depositing the proceeds thereof, in the case of any Advance denominated in Dollars, in immediately available funds, in an account maintained and designated by the Company at the principal office of the Agent and, in all other cases, in an account maintained and designated by the Company at a bank acceptable to the Agent in the principal financial center of the country issuing the Permitted Currency in which such Loan is denominated or in such other reasonable place specified by the Agent. Subject to the terms and conditions of this Agreement, the Agent shall, on the date any Letter of Credit Advance is requested to be made, issue the related Letter of Credit on behalf of the Banks for the account of the Company. Notwithstanding anything herein to the contrary, the Agent may decline to issue any requested Letter of Credit on the basis that the beneficiary, the purpose of issuance or the terms or the conditions of drawing are unacceptable to it in its discretion.

                          (b)     Each Bank, on the date any Borrowing in the
form of a Loan (other than a Swing Line Loan) is required to be made, shall make its pro rata share of such Borrowing available in immediately available, freely transferable, cleared funds for disbursement to the Company pursuant to the terms and conditions of this Agreement, in the case of any Borrowing denominated in Dollars, at the principal office of the Agent and, in all other cases, to the account of the Agent at its designated branch or correspondent bank in the country issuing the Permitted Currency in which such Borrowing is denominated or in such other reasonable place specified by the Agent. Unless the Agent shall have received notice from any Bank prior to the date such Borrowing is requested to be made under this Section 2.4 that such Bank will not make available to the Agent such Bank's pro rata portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date such Borrowing is requested to be made in accordance with this Section 2.4. If and to the extent such Bank shall not have so made such pro rata portion available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the Company, and such Bank and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company by the Agent until the date such amount is repaid to the Agent, at (i) the rate per annum equal to the interest rate applicable to such Borrowing during such period in the case of the Company and (ii) the rate per annum equal to the Federal Funds Rate during such period in the case of any Bank. If such Bank shall pay such amount to the Agent together with interest, such amount so paid shall constitute a Loan by such Bank as a part of such Borrowing for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any such Borrowing available to the Agent shall not relieve any other Bank of its obligations to make available its pro rata portion of such Borrowing on the date such Borrowing is requested to be made, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent on the date of any such Borrowing.

                          (c)     All Revolving Credit Loans made under this
Section 2.4 shall be evidenced by the Revolving Credit Notes and the Term
Loans made under this Section 2.4 shall be evidenced by the Term Notes, and all such Loans shall be due and payable and bear interest as provided in
Article III. Each Bank is hereby authorized by the Company to record on the schedule attached to the Notes, or in its books and records, the date, and amount and type of each Loan and the duration of the related Eurocurrency Interest Period (if applicable), the amount of each payment or prepayment of principal thereon, and the other information provided for on such schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that failure of any Bank to record, or any error in recording, any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of the Loans, all accrued interest thereon and other amounts payable with respect thereto in accordance with the terms of the Notes and this Agreement. Subject to the terms and conditions of this Agreement, the Company may borrow

Revolving Credit Loans under this Section 2.4 and under Section 3.3, prepay Revolving Credit Loans pursuant to Section 3.1 and reborrow Revolving Credit Loans but not Term Loans under this Section 2.4.

                          (d)     Nothing in this Agreement shall be construed
to require or authorize any Bank to issue any Letter of Credit, it being recognized that the Agent has the sole obligation under this Agreement to issue Letters of Credit on behalf of the Banks, and the Revolving Credit Commitment of each Bank with respect to Letter of Credit Advances is expressly conditioned upon the Agent's performance of such obligations. Upon such issuance by the Agent, each Bank shall automatically acquire a pro rata risk participation interest in such Letter of Credit Advance based on its respective Revolving Credit Commitment. If the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Agent shall provide notice thereof to each Bank on the date such draft or demand is honored unless the Company shall have satisfied its reimbursement obligation under Section 3.3 by payment to the Agent on such date. Each Bank, on such date, shall make its pro rata share of the amount paid by the Agent available in immediately available funds at the principal office of the Agent for the account of the Agent. If and to the extent such Bank shall not have made any required pro rata portion available to the Agent, such Bank and the Company severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Agent until such amount is so made available to the Agent at (i) the per annum rate equal to the interest rate applicable during such period to the related Loan disbursed under Section 3.3 in respect of the reimbursement obligation of the Company in the case of the Company and (ii) the rate per annum equal to the Federal Funds Rate during such period in the case of any Bank. If such Bank shall pay such amount to the Agent together with such interest, such amount so paid shall constitute a Revolving Credit Loan by such Bank as part of the Revolving Credit Borrowing disbursed in respect of the reimbursement obligation of the Company under Section 3.3 for purposes of this Agreement. The failure of any Bank to make its pro rata portion of any such amount paid by the Agent available to the Agent shall not relieve any other Bank of its obligation to make available its pro rata portion of such amount, but no Bank shall be responsible for failure of any other Bank to make such pro rata portion available to the Agent.

                          (e)     The Banks agree that the then existing
Termination Date shall automatically be extended for a period of two years beyond the then existing Termination Date on the second anniversary of the Effective Date (i.e., October 11, 1996) and on such date every two years thereafter (i.e., October 11, 1998, October 11, 2000, etc.). As an example of the foregoing, the Termination Date shall be extended on October 11, 1996 to October 11, 1999 and the Termination Date shall be further extended on October 11, 1998 to October 11, 2001. Such extension shall be automatic unless either
(i) the Company delivers notice in writing to the Agent of its election not to extend the Termination Date 150 days prior to the date such extension is to be effective or (ii) the Banks fail to deliver notice of their agreement to extend the Termination Date to the Company 120 days prior to the date such extension is to be effective. Each of the Banks agrees to provide notice in writing to the Agent of its agreement or refusal to extend such Termination Date 120 days prior to the date such extension is to be effective; provided, however, that the failure of any Bank to so communicate its agreement or refusal shall be deemed to be such Bank's refusal to so extend the Termination Date. The determination to extend or not to extend the Termination Date shall be given or withheld by each Bank in its absolute and sole discretion and any such agreement or refusal once given shall not be revocable by any Bank prior to the then applicable Termination Date. No extension of the Termination Date shall in any event be effective until the Agent shall have received agreements to so extend from each of the Banks; provided, however, that if any Bank refuses to extend the Termination Date, the Agent shall provide notice to the consenting Banks of such refusal and each of the consenting Banks shall have five Business Days to either revoke or confirm its decision to extend the Termination Date and, in the event that any or all of the consenting Banks confirm their respective decisions to extend (i) the Revolving Credit Commitment of each Bank shall remain unchanged and the Total Commitment and the Percentage of Total Commitments shall be modified accordingly or (ii) additional lenders shall be added to the Agreement pursuant to Section 8.14, provided, that, each of the consenting Banks shall have the right of first refusal to accept a pro rata increase in any refusing Bank's Commitments before any additional lender is added hereto.

                 2.5 Conditions for First Disbursement. The obligation of the Banks to make the first Advance hereunder is subject to receipt by each Bank and the Agent of the following documents and completion of the following matters, in form and substance satisfactory to each Bank and the Agent:

                          (a)     Charter Documents.  Certificates of recent
date of the appropriate authority or official of the Company's and each Guarantor's respective state of incorporation listing all charter documents of the Company and each Guarantor, respectively, on file in that office and certifying as to the good standing and corporate existence of the Company and each Guarantor, respectively, together with copies of such charter documents of the Company and each Guarantor, certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of the Company;

                          (b)     By-Laws and Corporate Authorizations.  Copies
of the by-laws of the Company and each Guarantor together with all authorizing resolutions and evidence of other corporate action taken by the Company and each Guarantor to authorize the execution, delivery and performance by the Company and each Guarantor of this Agreement, the Notes and the Security Documents to which the Company and such Guarantor, respectively is a party and the consummation by the Company and such Guarantor, respectively of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company and each Guarantor, respectively;

                          (c)     Incumbency Certificate.  Certificates of
incumbency of the Company and each Guarantor containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of the Company and such Guarantor in connection with this Agreement, the Notes and the Security Documents to which the Company or such Guarantor is a party and the consummation by the Company and such Guarantor of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of the Company and each Guarantor;

                          (d)     Notes.  The Notes duly executed on behalf of
the Company for each Bank;

                          (e)     Security Documents.  The Pledge Agreement
duly executed by the Company, together with blank stock powers and all original stock certificates, the Guaranties duly executed on behalf of each Guarantor, granting to the Banks and the Agent the collateral and security intended to be provided pursuant to Section 2.10, and the Subrogation and Contribution Agreement duly executed on behalf of each Guarantor and the Security Agreement, together with all financing statements, duly executed on behalf of the Company and each Guarantor, subject to Section 2.11;

                          (f)     Legal Opinions.  The favorable written
opinion of counsel for the Company and each Guarantor, with respect to each of the matters set forth in Article IV (other than Section 4.6, 4.7, 4.9, 4.10, 4.11, 4.12 and 4.13) and paragraph 6 of the Guaranties and as to such other matters as the Banks and the Agent may reasonably request;

                          (g)     Consents, Approvals, Etc.  Copies of all
governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Company or any Guarantor in connection with the execution, delivery and performance of this Agreement, the Notes, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes or any of the Security Documents, certified as true and correct in full force and effect as of the Effective Date by a duly authorized officer of the Company, or if none are required, a certificate of such officer to that effect;

                          (h)     Fees.  The closing fees described in Section
2.3(b)(i);

                          (i)     Environmental Certificate.  An Environmental
Certificate dated no earlier than seven days prior to the Effective Date; and

                          (j)     Lien Searches.  Results of searches, in form
and scope and as of such dates as are satisfactory to the Agent, of UCC, tax, judgment and all other liens which may have been filed against the Company or any Guarantor.

                 2.6 Further Conditions for Disbursement. (a) The obligation of the Banks to make any Advance (including the first Advance), or any continuation or conversion under Section 2.7, is further subject to the satisfaction of the following conditions precedent:

                                  (i)      The representations and warranties
contained in Article IV hereof and in the Security Documents shall be true and correct on and as of the date such Advance is made (both before and after such Advance is made) as if such representations and warranties were made on and as of such date;

                                  (ii)     No Event of Default and no Default
shall exist or shall have occurred and be continuing on the date such Advance is made (whether before or after such Advance is made); and

                                  (iii)    In the case of any Letter of Credit
Advance, the Company shall have delivered to the Agent an application for the related Letter of Credit and other related documentation requested by and acceptable to the Agent appropriately completed and duly executed on behalf of the Company.

The Company shall be deemed to have made a representation and warranty to the Banks at the time of the making of, and the continuation or conversion of, each Advance to the effects set forth in clauses (i) and (ii) of this Section 2.6(a). For purposes of this Section 2.6(a), the representations and warranties contained in Section 4.6 hereof shall be deemed made with respect to both the financial statements referred to therein and the most recent financial statements delivered pursuant to Section 5.1(d)(ii) and (iii).

                          (b)     The obligation of the Banks to make the Term
Loan A and the second draw of Term Loan B hereunder is further subject to receipt by each Bank and the Agent of evidence satisfactory to the Banks that the Acquisition has been consummated.

                 2.7 Subsequent Elections as to Borrowings. The Company may elect (a) to continue a Eurocurrency Rate Borrowing of one type, or a portion thereof, as a Eurocurrency Rate Borrowing or (b) may elect to convert a Eurocurrency Rate Borrowing, or a portion thereof, to a Floating Rate Borrowing or (c) elect to convert a Floating Rate Borrowing, or a portion thereof, to a Eurocurrency Rate Borrowing, or (d) elect to convert a Borrowing denominated in a Permitted Currency to a Borrowing denominated in another Permitted Currency, in each case by giving notice thereof to the Agent in substantially the form of Exhibit K hereto not later than 10:00 a.m. Detroit time four Eurocurrency Business Days prior to the date any such continuation of or conversion to a Eurocurrency Rate Borrowing is to be effective and not later than 10:00 a.m. Detroit time one Business Day prior to the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Eurocurrency Rate Borrowing may only be converted on the last day of the then current Eurocurrency Interest Period with respect to such Borrowing, and provided, further, if a continuation of a Borrowing as, or a conversion of a Borrowing to, a Eurocurrency Rate Borrowing is requested, such notice shall also specify the Eurocurrency Interest Period to be applicable thereto upon such continuation or conversion. The Agent, not later than the Business Day next succeeding the day such notice is given, shall provide notice of such election to the Banks; and provided, further, that a Loan may not be converted to a Swing Line Loan. If the Company shall not timely deliver such a notice with respect to any outstanding Eurocurrency Rate Borrowing, the Company shall be deemed to have elected to convert such Eurocurrency Rate Borrowing to a Floating Rate Borrowing on the last day of the then current Eurocurrency Interest Period with respect to such Borrowing.

                 2.8 Limitation of Requests and Elections. (a) Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Eurocurrency Rate Borrowing pursuant to Section 2.4, or a request for a continuation of a Eurocurrency Rate Borrowing as a Eurocurrency Rate Borrowing, or a request for a conversion of a Floating Rate Borrowing to a Eurocurrency Rate Borrowing pursuant to Section 2.7 or a request for a conversion of a Borrowing denominated in a Permitted Currency to a Borrowing denominated in another Permitted Currency, (i) in the case of any Eurocurrency Rate Borrowing, deposits in the relevant Permitted Currency for periods comparable to the Interest Period elected by the Company are not available to any Bank in the relevant interbank market, or (ii) the applicable interest rate will not adequately and fairly reflect the cost to any Bank of making, funding or maintaining the related Eurocurrency Rate Borrowing or
(iii) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for (A) any Bank to make or fund the relevant Borrowing or to continue such Borrowing as a Borrowing of the then existing type or to convert a Borrowing to such a Borrowing, or (B) the Company to make or any Bank to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office specified in Section 8.2, then the Company shall not be entitled, so long as such circumstances continue, to request and the Banks shall not be obligated to make (so long as such circumstances exist) a Eurocurrency Rate Borrowing pursuant to Section 2.4 or a continuation of or conversion to a Eurocurrency Rate Borrowing pursuant to
Section 2.7. In the event that such circumstances no longer exist, the Banks shall again consider requests for Eurocurrency Rate Borrowings pursuant to
Section 2.4, and requests for continuations of and conversions to Eurocurrency Rate Borrowings pursuant to Section 2.7.

                          (b)  Notwithstanding any other provision of this
Agreement to the contrary and in order to give effect to the provisions of
Section 3.1(b), the Company shall make requests for Eurocurrency Rate Borrowings pursuant to Section 2.4, and requests for continuations of and conversions to Eurocurrency Rate Borrowings pursuant to Section 2.7, such that, on each date that any scheduled principal payment is due with respect to any Term Loan pursuant to Section 3.1(a), either Floating Rate Loans, or Eurocurrency Rate Loans having a Eurocurrency Interest Period ending on such date, or any combination thereof, are outstanding on such date in an aggregate outstanding principal amount not less than the amount of such principal payment.

                 2.9 Minimum Amounts; Limitation on Number of Borrowings. Except for (a) Advances and conversions thereof which exhaust the entire remaining amount of the Commitments and (b) payments required pursuant Section 3.8, each Borrowing and each continuation or conversion pursuant to Section 2.7 and each prepayment thereof shall be in a minimum amount of, in the case of Eurocurrency Rate Borrowings, $5,000,000 and in integral multiples of $1,000,000, and in the case of Floating Rate Borrowings, $500,000 and in integral multiples of $100,000, and each Letter of Credit Advance shall be in a minimum amount of $100,000. No more than eight Eurocurrency Interest Periods shall be permitted to exist at any one time with respect to all Borrowings outstanding hereunder from time to time.

                 2.10 Security and Collateral. To secure the payment when due of the Notes and all other obligations of the Company under this Agreement to the Banks and the Agent, the Company shall execute and deliver, or cause to be executed and delivered, to the Banks and the Agent Security Documents granting the following:

                          (a)     Guarantees of all Subsidiaries of the
Company, provided, that guarantees shall not be required from any Foreign Subsidiary unless (i) such Foreign Subsidiary has assets in excess of $5,000,000, tested on an on-going basis, and (ii) the provisions of Section 957 of the Code shall not have a material adverse effect on the Company in the event a Guaranty is given; and

                          (b)     Pledges of 66% of all outstanding capital
stock of each Foreign Subsidiary owned by the Company provided, however, that after the occurrence of a Collateral Event, the Company shall, upon request of the Required Banks, deliver to the Agent for the benefit of the Banks 100% of the capital stock of each Foreign Subsidiary.

                          (c)     All other security and collateral described
in the Security Documents.

                 2.11 Deferred Pledge. The Company, the Banks and the Agent acknowledge and agree that the Security Agreement and the financing statements executed and delivered to the Agent pursuant to Section 2.5(e) shall be held in escrow by the Agent until the occurrence of a Collateral Event. Upon the occurrence of a Collateral Event, the Security Agreement and all financing statements shall be automatically and immediately released from escrow and security interest granted thereunder shall become automatically and immediately effective in order to grant to the Agent for the benefit of the Banks to secure all present and future indebtedness, obligations and liabilities of the Company and each Guarantor pursuant to this Agreement, the Notes and the Security Documents a perfected and enforceable first lien and security interest in all present and future accounts, documents, instruments, general intangibles, chattel paper, furniture, fixtures, machinery, equipment, inventory and all other personal property and intangible assets of the Company and the Guarantors, including but not limited to all patents, trademarks, industrial designs, masks, trade names, copyrights, franchises, licenses and permits and the goodwill associated therewith and all federal and state applications and registrations therefor, together with any and all additional Collateral (as defined in the Security Agreement) (as those terms are defined in the Uniform Commercial Code existing in the State of Michigan) of the Company and the Guarantors, whether now existing or hereafter arising. Upon the occurrence of a Collateral Event, the Agent shall immediately file all financing statements held in escrow by the Agent and the Company and the Guarantors agree to execute any additional financing statements, each in form and substance satisfactory to the Agent and the Required Banks, as may be requested by the Agent and the Required Banks (the Security Agreement, together with all such financing statements hereinafter collectively referred to as the "Additional Security Documents"). Upon release from escrow of such Additional Security Documents, all such Additional Security Documents shall be deemed "Security Documents" for purposes of this Agreement. Upon the occurrence of a Trigger Event, the Company agrees it shall furnish to the Banks and the Agent, not later than 30 calendar days after and as of the end of each month, a Borrowing Base Certificate in the form attached hereto as Exhibit L describing in reasonable detail the amount of Eligible Accounts Receivable, Eligible Inventory and Fixed Assets as of the end of such month, certified as correct by the chief financial officer of the Company, together with schedules of accounts receivable and inventory of the Company and the Guarantors as of the end of such month indicating the total of accounts receivable by type, by terms, and by age, describing any returns, defenses, setoffs or pertinent information in connection therewith, and indicating the types of inventory, months on hand, amounts, locations and values of the type of inventory. The Company and the Guarantors also agree to make any amendments which may be necessary to this Agreement or any Security Document in connection with the execution and delivery of the Additional Security Documents.

                 The Company and the Guarantors hereby irrevocably appoint the Agent to act as, and the Agent shall have the right to act as, the Company's lawful attorney-in-fact, with full power of substitution, in the name of the Company and the Guarantors, or any of them, to execute the Additional Security Documents and to take generally any action in connection with the Additional Security Documents, including, without limitation, the filing of any financing statements and other documents in order to perfect the security interests of the Banks; provided, however, that the Agent shall not exercise its rights as attorney-in-fact unless and until a Collateral Event occurs and the Company and the Guarantors have failed to execute and deliver the Additional Security Documents within 5 calendar days after demand by the Agent.

                 2.12 Borrowing Base. Upon the occurrence of a Trigger Event, the aggregate outstanding amount of Revolving Credit Advances plus the aggregate outstanding amount of Supplementary Loans shall not at any time thereafter exceed the Borrowing Base. If such Revolving Credit Advances plus such Supplementary Loans shall exceed the Borrowing Base, the Company shall forthwith pay to the Banks an amount not less than the amount of such excess for application to the outstanding principal amount of the Revolving Credit Loans, provided that if any such prepayment would be in excess of the outstanding amount of the Revolving Credit Loans, the Company shall deliver cash collateral to the Agent to secure the outstanding Letters of Credit in the amount of such excess which is greater than the outstanding Revolving Credit Loans and the Company hereby grants to the Agent, for the benefit of the Banks, a first priority lien and security interest in such collateral, and all such cash collateral shall be under the sole and exclusive control of the Agent, for the benefit of the Banks.

                                  ARTICLE III
                      PAYMENTS AND PREPAYMENTS OF ADVANCES
                      ------------------------------------

                 3.1      Principal Payments.
                          ------------------

                          (a)     Unless earlier payment is required under this
Agreement (i) the Company shall pay to the Banks on the Termination Date the entire outstanding principal amount of the Revolving Credit Loans, (ii) the Company shall pay to the Banks the outstanding principal amount of the Term Loan A on Maturity Date A and (iii) the Company shall pay to the Banks the outstanding principal amount of the Term Loan B in twelve equal quarterly installments in the amount of $1,000,000 followed by sixteen equal quarterly installments in the amount of $3,937,500, payable on the last Business Day of each March, June, September and December commencing on the first such Business Day after the Effective Date, to and including the Maturity Date B, when the entire outstanding principal amount of the Term Loan B shall be due and payable. Notwithstanding any other term or provision of this Agreement, the Company may request a Revolving Credit Loan for the purpose of repaying the Term Loan A if, after the disbursement of a Revolving Credit Loan for such purpose, the ratio of Funded Indebtedness to Cash Flow would be less than 3.0 to 1.0, as calculated in the manner set forth in Section 5.2(b).

                          (b)     The Company may at any time and from time to
time prepay all or a portion of the Loans, without premium or penalty, provided that (i) the Company may not prepay any portion of any Loan as to which an election of or a conversion to a Eurocurrency Rate Loan is pending pursuant to 2.7, (ii) unless earlier payment is required under this Agreement, any Eurocurrency Rate Loan may only be prepaid on the last day of the then current Eurocurrency Interest Period with respect to such Loan, and (iii) such prepayment shall only be permitted if the Company shall have given not less than one days' notice thereof in the case of prepayment of any Floating Rate Loan and ten days' notice thereof for all other Loans, in each case such notice specifying the Loan or portion thereof to be so prepaid and shall have paid to the Banks, together with such prepayment of principal, all accrued interest to the date of payment on such Loan or portion thereof so prepaid and all amounts owing to the Banks under Section 3.9 in connection with such prepayment. Upon the giving of such notice, the aggregate principal amount of such Loan or portion thereof so specified in such notice, together with such accrued interest and other amounts, shall become due and payable on the specified prepayment date.

                          (c)     In addition to all other payments of the Term
Loans required hereunder, the Company shall prepay the Term Loan A by an amount equal to 100% of the Net Cash Proceeds of any equity offering and/or debt offering.

                          (d)     All prepayments of the Term Loans, whether
optional or mandatory, shall first be applied to principal of Term Loan A until paid in full, and thereafter, to Term Loan B, to be applied to scheduled installments of Term Loan B in the inverse order of their maturities until paid in full. No partial prepayment of either Term Loan shall reduce the amount or defer the date of the scheduled installments of principal required to be paid thereon.

                          (e)     If, pursuant to Section 2.7, a Borrowing, or
portion thereof, is continued or converted, such Borrowing or portion thereof shall be repaid on the last day of the related Interest Period in the Permitted Currency in which such Borrowing is then denominated and (i) in the case of any conversion, the Agent shall readvance to the Company the Equivalent of the Original Dollar Amount of the Borrowing or portion thereof as has been so repaid by the Company in the Permitted Currency requested pursuant to Section 2.7, and (ii) in the case of any continuation, the Agent shall readvance to the Company the same amount of such Permitted Currency as has been so repaid. For purposes of effecting the repayment required by this Section 3.1(e), the Agent shall apply the proceeds of such readvance toward the repayment of such Borrowing or portion thereof on the last day of the related Interest Period.
In the case of any conversion, the Agent shall be deemed to have applied the proceeds of such advance toward the purchase of the Permitted Currency to be repaid and to have applied the proceeds of such purchase toward such repayment. If after any such application there shall remain owing an amount of the Permitted Currency due to the Agent, for the benefit of the Banks, or if an excess of such Permitted Currency shall result, the Company shall pay to the Banks, or the Banks shall pay to the Company, as the case may be, the amount of such deficiency or such excess. In the case of any continuation, on the last day of such Interest Period, the Original Dollar Amount of such Borrowing or portion thereof shall be adjusted to the amount in Dollars resulting from the conversion of the amount of such Permitted Currency so readvanced to Dollars determined as of the second Business Day preceding such day. If, after such adjustment of the Original Dollar Amount of such Borrowing or portion thereof, the Original Dollar Amount of all Advances then outstanding under this Agreement would exceed the aggregate amount of the Commitments of the Banks, the Company shall repay to the Banks on the last day of such related Interest Period an amount in the Permitted Currency in which such Borrowing is denominated equal to the amount of such excess or in full if such excess exceeds the amount of such Borrowing, together with all amounts owing to the Banks under Section 3.9 in connection therewith.

                 3.2 Interest Payments. The Company shall pay interest to the Banks on the unpaid principal amount of each Loan, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

                          (a)     During such periods that such Loan is a
Floating Rate Loan, the Floating Rate.

                          (b)     During such periods that such Loan is a
Eurocurrency Rate Loan, the Eurocurrency Rate applicable to such Loan for each related Eurocurrency Interest Period.

Notwithstanding the foregoing paragraphs (a) and (b), the Company shall pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan and any other amount payable by the Company hereunder (other than interest) which is not paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof until the same is paid in full.

                 3.3 Letter of Credit Reimbursement Payments. (a) (i) The Company agrees to pay to the Agent, on the day on which the Agent shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Agent in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto. Unless the Company shall have made such payment to the Banks on such day, upon each such payment by the Agent, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Revolving Credit Loan bearing interest at the Floating Rate for the account of the Banks in an amount equal to the amount so paid by the Agent in respect of such draft or other demand under such Letter of Credit. Such Revolving Credit Loan shall be disbursed and, to the extent of the Revolving Credit Loan so disbursed, the reimbursement obligation of the Company under this Section 3.3 shall be deemed satisfied.

                                 (ii)     If for any reason (including without
limitation as a result of the occurrence of an Event of Default with respect to the Company or any of its Subsidiaries pursuant to Section 6.1(h)), Floating Rate Loans may not be made by the Banks as described in Section 3.3(a)(i), then
(A) the Company agrees that each reimbursement amount not paid pursuant to the first sentence of Section 3.3(a)(i) shall bear interest, payable on demand by the Agent, at the Overdue Rate, and (B) effective on the date each such Floating Rate Loan would otherwise have been made, each Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Default or Event of Default, in lieu of a deemed disbursement of Revolving Credit Loans, to the extent of such Bank's Revolving Credit Commitment, purchase a participating interest in each reimbursement amount. Each Bank will immediately transfer to the Agent, in same day funds, the amount of its participation. Each Bank shall share on a pro rata basis (calculated by reference to the Revolving Credit Commitments) in any interest which accrues thereon and in all repayments thereof. If and to the extent that any Bank shall not have so made the amount of such participating interest available to the Agent, such Bank and the Company agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Agent until the date such amount is paid to the Agent, at (x) in the case of the Company, the Overdue Rate and (y) in the case of such Bank, the Federal Funds Rate.

                          (b)    The reimbursement obligation of the Company
under this Section 3.3 shall be absolute, unconditional and irrevocable and shall remain in full force and effect until all obligations of the Company to the Banks hereunder shall have been satisfied, and such obligations of the Company shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

                                 (i)      Any lack of validity or
enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

                                  (ii)     Any amendment, modification, waiver,
consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                                  (iii)    The existence of any claim, setoff,
defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent or any Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                                  (iv)     Any draft or other statement or
document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                                  (v)      Payment by the Agent to the
beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

                                  (vi)     Any failure, omission, delay or lack
on the part of the Agent or any Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, any Bank or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, any Bank or any such party; or

                                  (vii)    Any other event or circumstance that
would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this Section 3.3.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Agent or any Bank. Nothing in this Section 3.3 shall limit the liability, if any, of the Company to the Banks pursuant to Section 8.5.

                 3.4 Payment Method. (a) All payments to be made by the Company hereunder will be made to the Agent for the account of the Banks (i) in the case of principal and interest on any Loan, in the Permitted Currency in which such Loan is denominated, and (ii) in all other cases, in the otherwise specified or relevant currency, and in all cases in immediately available, freely transferable, cleared funds not later than 1:00 p.m. at the place for payment on the date on which such payment shall be come due (x) in the case of principal and interest on any Loan denominated in a Permitted Currency other than Dollars, by credit to the account of the Agent at its designated branch or correspondent bank in the country issuing the relevant Permitted

Currency or in such other place specified by the Agent with respect to such Loan pursuant to Section 2.4(b), and (y) in all other cases to the Agent at the address of its principal office specified in Section 8.2. Payments received after 1:00 p.m. at the place for payment shall be deemed to be payments made prior to 1:00 p.m. at the place for payment on the next succeeding Business Day. The Company hereby authorizes the Agent to charge its account with the Agent in order to cause timely payment of amounts due hereunder to be made (subject to sufficient funds being available in such account for that purpose).

                          (b)     At the time of making each such payment, the
Company shall, subject to the other terms and conditions of this Agreement, specify to the Agent that Loan or other obligation of the Company hereunder to which such payment is to be applied. In the event that the Company fails to so specify the relevant obligation or if an Event of Default or Default shall have occurred and be continuing, the Agent may apply such payments as it may determine in its sole discretion.

                          (c)     On the day such payments are deemed received,
the Agent shall remit to the Banks their pro rata shares of such payments in immediately available same day funds, (i) in the case of payments of principal and interest on any Borrowing denominated in a Permitted Currency other than Dollars, at an account maintained and designated by each Bank at a bank in the principal financial center of the country issuing the Permitted Currency in which such Borrowing is denominated or in such other reasonable place specified by such Bank and (ii) in all other cases, to the Banks at their respective address in the United States specified for notices pursuant to Section 8.2. In the case of payments of principal and interest on any Borrowing, such pro rata shares shall be determined with respect to each such Bank by the ratio which the outstanding principal balance of its Loan included in such Borrowing bears to the outstanding principal balance of the Loans of all the Banks included in such Borrowing and in the case of fees paid pursuant to Section 2.3 and other amounts payable hereunder (other than the Agent's fees payable pursuant to Section 2.3(d) and amounts payable to any Bank under Section 2.4 or 3.7), such pro rata shares shall be determined with respect to each such Bank by the ratio which the Commitment of such Bank bears to the Commitments of all the Banks.

                          (d)     This Agreement arises in the context of an
international transaction, and the specification of payment in a specific currency at a specific place pursuant to this Agreement is of the essence.
Such specified currency shall be the currency of account and payment under this Agreement. The obligations of the Company hereunder shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid, on prompt conversion into the applicable currency and transfer to the Banks under normal banking procedure, does not yield the amount of such currency due under this Agreement. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such currency due under this Agreement, the Banks shall have an independent cause of action against the Company for the currency deficit.

                          (e)     If for purposes of obtaining judgment in any
court it becomes necessary to convert any currency due hereunder into any other currency, the Company will pay such additional amount, if any, as may be necessary to ensure that the amount paid in respect of such judgment is the amount in such other currency which when converted at the Agent's spot rate of exchange prevailing on the date of payment would yield the same amount of the currency due hereunder. Any amount due from the Company under this Section 3.4(e) will be due as a separate debt and shall not be affected by judgment being obtained for any other sum due under or in respect of this Agreement.

                 3.5 No Setoff or Deduction. All payments of principal and interest on the Loans and other amounts payable by the Company hereunder shall be made by the Company without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

                 3.6 Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period.

                 3.7 Additional Costs. (a) In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to any Bank or the Agent of any amounts payable by the Company under this Agreement (other than taxes imposed on the overall net income of the Bank or the Agent, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which any Bank or the Agent, as the case may be, has its principal office), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank or the Agent, or (iii) shall impose any other condition with respect to this Agreement, the Commitments, the Notes or the Loans or any Letter of Credit, and the result of any of the foregoing is to increase the cost to any Bank or the Agent, as the case may be, of making, funding or maintaining any Eurocurrency Rate Loan or any Letter of Credit or to reduce the amount of any sum receivable by any Bank or the Agent, as the case may be, thereon, then the Company shall pay to such Bank or the Agent, as the case may be, from time to time, upon request by such Bank (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Bank or the Agent, as the case may be, for such increased cost or reduced sum receivable to the extent, in the case of any Eurocurrency Rate Loan, such Bank or the Agent is not compensated therefor in the computation of the interest rate applicable to such Eurocurrency Rate Loan. A statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by such Bank or the Agent, as the case may be, and submitted by such Bank or the Agent, as the case may be, to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

                          (b)     In the event that any applicable law, treaty,
rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or the Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or the Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Bank or the Agent (or any corporation controlling such Bank or the Agent) and such Bank or the Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or the Agent's obligations hereunder and such increase has the effect of reducing the rate of return on such Bank's or the Agent's (or such controlling corporation's) capital as a consequence of such obligations hereunder to a level below that which such Bank or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or the Agent to be material, then the Company shall pay to such Bank or the Agent, as the case may be, from time to time, upon request by such Bank (with a copy of such request to be provided to the Agent) or the Agent, additional amounts sufficient to compensate such Bank or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or the Agent reasonably determines to be allocable to the existence of such Bank's or the Agent's obligations hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or the Agent, as the case may be, and submitted by such Bank or the Agent to the Company, shall be conclusive and binding for all purposes absent manifest error in computation.

                 3.8 Illegality and Impossibility. In the event that any applicable law, treaty or other international agreement, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any guideline, request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, (a) shall make it unlawful or impossible for any Bank to maintain any Eurocurrency Rate Loan under this Agreement or (b) shall make it impracticable, unlawful or impossible for, or shall in any way limit or impair the ability of, the Company to make or any Bank to receive any payment under this Agreement at the place specified for payment hereunder or to freely convert any amount paid into Dollars at market rates of exchange or to transfer any amount paid or so converted to the address of its principal office specified in Section 8.2, the Company shall upon receipt of notice thereof from such Bank, repay in full the then outstanding principal amount of each Eurocurrency Rate Loan so affected, together with all accrued interest thereon to the date of payment and all amounts owing to such Bank under Section 3.9, (i) on the last day of the then current Interest Period applicable to such Eurocurrency Rate Loan if such Bank may lawfully continue to maintain such Eurocurrency Rate Loan to such day, or (ii) immediately if such Bank may not continue to maintain such Eurocurrency Rate Loan to such day.

                 3.9 Indemnification. If the Company makes any payment of principal with respect to any Eurocurrency Rate Loan on any other date than the last day of a Eurocurrency Interest Period applicable thereto (whether pursuant to Section 3.8, Section 6.2 or otherwise), or if the Company fails to borrow any Eurocurrency Rate Loan after notice has been given to the Banks in accordance with Section 2.4, or if the Company fails to make any payment of principal or interest in respect of a Eurocurrency Rate Loan when due, the Company shall reimburse each Bank on demand for any resulting loss or expense incurred by each such Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not such Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by such Bank and submitted by such Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to such Bank under this Section 3.9 shall be made as though such Bank shall have actually funded or committed to fund the relevant Eurocurrency Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the related Interest Period and, in the case of any Eurocurrency Rate Loan, through the transfer of such deposit from an offshore office of such Bank to a domestic office of such Bank in the United States of America; provided, however, that such Bank may fund any Eurocurrency Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 3.9.

                 3.10 Substitution of Banks. (a) Each Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that (i) would cause it to incur any increased costs or inability to perform its agreements under Section 2.8, 3.7 or 3.8, or
(ii) would  require the Company to pay an increased amount under Section 2.8,
3.7 or 3.8, it will promptly notify the Agent, who shall notify the Company, of such event or condition and, to the extent not inconsistent with such Bank's internal policies, will use its reasonable efforts to make, fund or maintain the affected Loans of such Bank through another lending office of such Bank if as a result thereof the additional monies which would otherwise be required to be paid or the reduction of amounts receivable by such Bank thereunder in respect of such Loans would be materially reduced, or such inability to perform would cease to exist, or the increased costs which would otherwise be required to be paid in respect of such Loans pursuant to Section 2.8 or 3.7 would be materially reduced or the taxes or other amounts otherwise payable under
Section 2.8 or 3.7 would be materially reduced, and if, as determined by such Bank, in its sole discretion, the making, funding or maintaining of such Loans through such other lending office would not otherwise materially adversely affect such Loans or such Bank.

                          (b)     In the event any Bank shall have delivered to
the Company a notice pursuant to Section 3.10(a) above, that a Eurocurrency Rate Loan is no longer available from such Bank pursuant to Section 3.8 or that any of the events designated in Section 3.10(a) above have occurred or shall have failed to make its share of a Loan available in accordance with Section 2.4(b), the Company may (but subject in any such case to the payments required by Sections 3.1(b) and 3.9), provided that there shall exist no Default, upon at least five Business Days' prior written, facsimile or telex notice to such Bank and the Agent, identify to the Agent a lending institution reasonably acceptable to the Agent which will purchase the Commitment and the amount of outstanding Loans from the Bank providing such notice and such Bank shall thereupon assign its Commitment, any Loans owing to such Bank and the Notes held by such Bank to such replacement lending institution pursuant to Section
8.6. Such notice shall specify an effective date for such assignment and at the time thereof, the Company shall pay all accrued interest, commitment fees and all other amounts (including without limitation all amounts payable under Article III) owing hereunder to such Bank as at such effective date for such assignment.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

                 The Company represents and warrants that:

                 4.1 Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. The Company has all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the Notes to which it is a party and to engage in the transactions contemplated by this Agreement.

                 4.2 Corporate Authority. The execution, delivery and performance by the Company of this Agreement and the Notes have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of the Company's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which the Company or its property may be bound or affected or result in the imposition of any Lien except for Permitted Liens.

                 4.3 Binding Effect. This Agreement is, and the Notes when delivered hereunder will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

                 4.4 Subsidiaries. Schedule 4.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership of each Subsidiary of the Company. Each such Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction where such qualification is or may be necessary under applicable law. Each Subsidiary of the Company has and will have all requisite corporate power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of capital stock of each class of each Subsidiary of the Company have been and will be validly issued and are and will be fully paid and nonassessable and, except as otherwise indicated in Schedule
4.4 hereto or disclosed in writing to the Agent and Banks from time to time, are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any Liens.

                 4.5 Litigation. Except as set forth in Schedule 4.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries or in any material adverse effect on the legality, validity or enforceability of this Agreement, the Notes or any Security Document and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

                 4.6 Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for the fiscal year ended December 31, 1993 and reported on by Coopers & Lybrand, independent certified public accountants, copies of which have been furnished to the Banks, fairly present, and the financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1(d) will fairly present, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with Generally Accepted Accounting Principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries since December 31, 1993. There is no material Contingent Liability of the Company that is not reflected in such financial statements or in the notes thereto.

                 4.7 Use of Advances. The Company will use the proceeds of (a) the Revolving Credit Advances to refinance indebtedness outstanding under the Existing Loan Agreement and for acquisitions and general corporate purposes, (b) the Term Loan A for the Acquisition and (c) the Term Loan B to refinance indebtedness outstanding under the Existing Loan Agreement and for the Acquisition. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose.

                 4.8 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Company pursuant to Section 2.5(g), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including without limitation any creditor, lessor or stockholder of the Company or any of its Subsidiaries, is required on the part of the Company in connection with the execution, delivery and performance of this Agreement, the Notes, the Security Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement, the Notes or any of the Security Documents.

                 4.9 Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due and required to be paid including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof. Neither the Company nor any of its Subsidiaries knows of any actual or proposed tax assessment or any basis therefor, and no extension of time for the assessment of deficiencies in any federal or state tax has been granted by the Company or any Subsidiary, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

                 4.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Section 4.6 or 5.1(d) of this Agreement, the Company or one or more of its Subsidiaries have good and marketable fee simple title to all of the real property, and a valid and indefeasible ownership interest in all of the other properties and assets reflected in said balance sheet or subsequently acquired by the Company or any Subsidiary. All of such properties and assets are free and clear of any Lien except for Permitted Liens.

                 4.11 ERISA. The Company, its Subsidiaries, the ERISA Affiliates and the Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable with respect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any Plan. None of the Company, any of its Subsidiaries or any of the ERISA Affiliates is an employer with respect to any Multiemployer Plan.
The Company, its Subsidiaries and the ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of the respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. The execution, delivery and performance of this Agreement, the Notes and the Security Documents do not constitute a Prohibited Transaction. There is no material Unfunded Benefit Liability, determined in accordance with
Section 4001(a)(18) of ERISA, with respect to any Plan.

                 4.12 Disclosure. No report or other information furnished in writing or on behalf of the Company or any Guarantor to any Bank or the Agent in connection with the negotiation or administration of this Agreement contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the Notes, the Security Documents nor any other document, certificate, or report or statement or other information furnished to any Bank or the Agent by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact in order to make the statements contained herein and therein not misleading. There is no fact known to the Company which materially and adversely affects, or which in the future may (so far as the Company can now foresee) materially and adversely affect, the business, properties, operations or condition, financial or otherwise, of the Company or any Subsidiary, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Banks by or on behalf of the Company in connection with the transactions contemplated hereby.

                 4.13     Environmental and Safety Matters.  All
representations and warranties made by the Company in the Environmental Certificate delivered pursuant to Section 2.5(i) and Section 5.1(d)(v) are true and correct.

                 4.14 Intellectual Property. Set forth on Schedule 4.14(a) is a complete and accurate list of all material patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Company and the Guarantors showing as of the Effective Date the jurisdiction in which registered, the registration number and the date of registration. The Company and the Guarantors own, or are licensed to use, all trademarks, tradenames, service marks, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the "Intellectual Property"). Except as set forth on Schedule 4.14(b), no claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company or any Guarantor know of any valid basis for any such claim, the use of such Intellectual Property by the Company and the Guarantors does not infringe on the rights of any Person, and, to the knowledge of the Company, no Intellectual Property has been infringed, misappropriated or diluted by any other Person.

                                   ARTICLE V
                                   COVENANTS
                                   ---------

                 5.1 Affirmative Covenants. The Company covenants and agrees that, until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, unless the Required Banks shall otherwise consent in writing, it shall, and, except with respect to Section 5.1(d), shall cause each of its Subsidiaries to:

                          (a)     Preservation of Corporate Existence, Etc.  Do
or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

                          (b)     Compliance with Laws, Etc.  Comply in all
material respects with all applicable laws, rules, regulations and orders of any governmental authority whether federal, state, local or foreign (including without limitation ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

                          (c)     Maintenance of Properties; Insurance.
Maintain, preserve and protect all property that is material to the conduct of the business of the Company or any of its Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Required Banks for purposes of assuring compliance with this Section 5.1(c).

                          (d)     Reporting Requirements.  Furnish to the Banks
and the Agent the following:

                                  (i)      Promptly, (A) and in any event
within three calendar days after becoming aware of the occurrence of any Event of Default or Default, (B) and in any event within 10 calendar days after becoming aware of the occurrence of the commencement of any material litigation against, by or affecting the Company or any of its Subsidiaries, and any material developments therein, or (C) and in any event within 10 calendar days after becoming aware of entering into any material contract or undertaking that is not entered into in the ordinary course of business or (D) and in any event within 10 calendar days after becoming aware of any development in the business or affairs of the Company or any of its Subsidiaries which has resulted in or which is likely in the reasonable judgment of the Company, to result in a material adverse change in the business, properties, operations or condition, financial or otherwise of the Company or any of its Subsidiaries, a statement of the chief financial officer of the Company setting forth details of such Event of Default or such event or condition or such litigation and the action which the Company or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

                                  (ii)     As soon as available and in any
event within 60 days after the end of each fiscal quarter of the Company, the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated and consolidating statements of income and statement of changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with Generally Accepted Accounting Principles, together with a certificate of the chief financial officer of the Company stating (A) that no Event of Default or event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, has occurred and is continuing or, if an Event of Default or such an event or condition has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with
Section 5.2 (a), (b), (c), (d), (e), (f), (g), (l) and (o) and hereof is in conformity with the terms of this Agreement;

                                  (iii)    As soon as available and in any
event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and statement of changes in financial position of the Company and its Subsidiaries for such fiscal year, with a customary audit report of Coopers & Lybrand, or any of the six largest independent certified public accounting firms in the United States, without qualifications unacceptable to the Required Banks, together with a certificate or opinion of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Event of Default or any event or condition which, with notice or lapse of time, or both, would constitute an Event of Default, and, if such an Event of Default or such an event or condition then exists and is continuing, a statement setting forth the nature and status thereof, and (B) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Section 5.2 (a), (b), (c), (d), (e), (f), (g),
(l) and (o) hereof is in conformity with the terms of this Agreement;

                                  (iv)     Promptly after the sending or filing
thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof;

                                  (v)      As soon as available and in any
event within 60 days after the end of each fiscal quarter, a summary indicating updates on all environmental activities, remediation efforts and investigations by governmental entities regarding environmental matters and such other information regarding environmental matters as any Bank or the Agent may reasonably request;

                                  (vi)     Upon the occurrence of a Trigger
Event as soon as available and in any event within 30 calendar days after the end of each month, a report with respect to the Company and its Subsidiaries setting forth a summary of accounts receivable and inventory as of the end of such month indicating the total of accounts receivable by type, by terms and by age, including a summary of accounts receivable as of the end of such month indicating age in the aggregate and the 10 largest receivables of each of the Company and its Subsidiaries, together with a detailed aging of all receivables of any account debtor with any receivable over 60 days past due, describing any returns, defenses, setoffs or pertinent information in connection therewith, and indicating the types of inventory, months on hand, amounts, locations and values of the types of inventory;

                                  (vii)  Promptly and in any event within 10
calendar days after receiving or becoming aware thereof, (A) a copy of any notice of intent to terminate any Plan filed with the PBGC, (B) a statement of the chief financial officer of the Company setting forth the details of the occurrence of any Reportable Event with respect to any Plan, (C) a copy of any notice that the Company, any of its Subsidiaries or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, or (D) a copy of any notice of failure to make a required installment or other payment within the meaning of Section 412(n) of the Code or Section 302(f) of ERISA with respect to a Plan;

                                  (viii)   Within 30 calendar days after the
end of each fiscal year of the Company, a newly executed Environmental Certificate; and

                                  (ix)     Promptly, such other information
respecting the business, properties, operations or condition, financial or otherwise, of the Company or any of it Subsidiaries as any Bank or the Agent may from time to time reasonably request.

                          (e)     Accounting, Access to Records, Books, Etc.
Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with Generally Accepted Accounting Principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, (i) permit any Bank or the Agent any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective directors, officers, employees and independent auditors, and by this provision the Company does hereby authorize such persons to discuss such affairs, finances and accounts with any Bank or the Agent, and (ii) permit the Agent or any of its agents or representatives to conduct a comprehensive field audit of its books, records, properties and assets, including without limitation all collateral subject to the Security Documents.

                          (f)     Additional Security and Collateral.  Promptly
cause each person becoming a Subsidiary of the Company from time to time to execute and deliver to the Banks and the Agent, within 30 days after such person becomes a Subsidiary, a Guaranty, together with other related documents described in Section 2.5(a), (b) and (c) sufficient to grant to the Banks and the Agent liens and security interests in all collateral of the type described in Section 2.10 in the event of the occurrence of any event described in
Section 2.11. The Company shall notify the Banks and the Agent, within 10 days after the occurrence thereof, of any person becoming a Subsidiary.

                          (g)     Further Assurances.  Will, and will cause
each Guarantor to, execute and deliver within 30 days after request therefor by the Banks and the Agent, all further instruments and documents and take all further action that may be necessary or desirable, or that the Agent may request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Banks under, this Agreement, the Notes and the Security Documents.

                 5.2 Negative Covenants. Until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Company under this Agreement, the Company agrees that, unless the Required Banks shall otherwise consent in writing it shall not:

                          (a)     Current Ratio.  Permit or suffer the ratio of
Consolidated Current Assets of the Company and its Subsidiaries to Consolidated Current Liabilities of the Company and its Subsidiaries to be less than 1.5 to
1.0 at any time.

                          (b)     Funded Indebtedness to Cash Flow.  Permit or
suffer the ratio of Consolidated Funded Indebtedness of the Company and its Subsidiaries to Consolidated Cash Flow of the Company and its Subsidiaries to be greater than (i) at any time during the period from and including the Effective Date to and including the date which is the one year anniversary of the Effective Date, 5.0 to 1.0 and (ii) at any time thereafter, 3.0 to 1.0; calculated as of the end of each fiscal quarter for the four immediately preceding fiscal quarters then ending; provided, that, during the first three fiscal quarters after the Effective Date and for the first three fiscal quarters after any equity offering, the calculation hereunder shall be cumulative from the first day of each such period through the end of each fiscal quarter and annualized.

                          (c)     Tangible Net Worth.  Permit or suffer
Consolidated Tangible Net Worth of the Company and its Subsidiaries to be less than the sum of (i) $75,000,000 plus (ii) an amount equal to 50% of Cumulative Net Income (without reduction for a net loss) of the Company and its Subsidiaries for each fiscal year of the Company ending after the Effective Date plus (ii) an amount equal to (A) 100% of the Net Cash Proceeds of the first equity offering after the Effective Date and (B) 85% of the Net Cash Proceeds of any subsequent equity offering.

                          (d)     Funded Indebtedness to Tangible Net Worth.
Permit or suffer the ratio of Consolidated Funded Indebtedness of the Company and its Subsidiaries to Consolidated Tangible Net Worth of the Company and its Subsidiaries to be greater than 2.50 to 1.0 at any time.

                          (e)     Fixed Charge Coverage Ratio.  Permit or
suffer the Fixed Charge Coverage Ratio to be less than 2.0 to 1.0 at any time calculated as of the end of each fiscal quarter for the four immediately preceding fiscal quarters of the Company then ending, until such time as the ratio of Consolidated Funded Indebtedness of the Company and its Subsidiaries to Consolidated Tangible Net Worth of the Company and its Subsidiaries is less than 1.50 to 1.0 for any fiscal quarter, and, thereafter, 1.5 to 1.0.

                          (f)     Indebtedness.  Create, incur, assume or in
any manner become liable in respect of, or suffer to exist, or permit or suffer any Subsidiary to create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

                                  (i)      The Advances;

                                  (ii)     The Indebtedness described in
Schedule 5.2(f) hereto, having the same terms as those existing on the date of this Agreement, but no extension, refinancing, replacement, amendment or renewal thereof shall be permitted;

                                  (iii)    Indebtedness of any Subsidiary of
the Company owing to the Company or to any other Subsidiary of the Company;

                                  (iv)     Unsecured current Indebtedness
constituting obligations for the unpaid purchase price of goods, property or services incurred in the ordinary course of business (A) to a seller of inventory purchased for sale or lease in the ordinary course of business of the Company or any of its Subsidiaries (B) to a seller of other property used in the business of the Company or any of its Subsidiaries or (C) to a provider of services to the Company or any of its Subsidiaries;

                                  (v)      Interest rate swaps or other
interest rate protection not exceeding 50% of outstanding Indebtedness in aggregate principal amount at any one time outstanding;

                                  (vi)     Subordinated Debt so long as 100% of
the proceeds are used for the purpose of repaying Term Loan B, in whole or in part; and

                                  (vii)    Indebtedness in aggregate principal
amount at any one time outstanding other than (i) through (vi) above not exceeding 20% of the Total Revolving Credit Commitment Amount.

                          (g)     Liens.  Create, incur or suffer to exist any
Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

                                  (i)      Liens for taxes not delinquent or
for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

                                  (ii)     Liens (other than any Lien imposed
by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a material adverse effect on the business or operations of the Company or any of its Subsidiaries and which constitute (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety, customs or appeal bonds to which the Company or any of its Subsidiaries is a party;

                                  (iii)    Liens affecting real property which
constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property, provided that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Company or any of its Subsidiaries;

                                  (iv)     Liens created pursuant to the
Security Documents and Liens expressly permitted by the Security Documents;

                                  (v)      Each Lien described in Schedule
5.2(g) hereto may be suffered to exist upon the same terms as those existing on the date hereof, but no extension, refinancing, replacement, amendment or renewal thereof shall be permitted;

                                  (vi)     Any Lien created to secure payment
of a portion of the purchase price of, or existing at the time of acquisition of, any tangible fixed asset acquired by the Company or any of its Subsidiaries may be created or suffered to exist upon such fixed asset if the outstanding principal amount of the Indebtedness secured by such Lien does not at any time exceed the purchase price paid by the Company or such Subsidiary for such fixed asset, provided that such Lien does not encumber any other asset at any time owned by the Company or such Subsidiary, and provided, further, that not more than one such Lien shall encumber such fixed asset at any one time;

                                  (vii)    Liens in favor of the Company or any
of its Subsidiaries as security for Indebtedness permitted by Section 5.2(f)(iii); and

                                  (viii)  The interest or title of a lessor
under any lease otherwise permitted under this Agreement with respect to the property subject to such lease to the extent performance of the obligations of the Company or its Subsidiary thereunder are not delinquent.

                          (h)     Merger; Acquisitions; Etc.  Purchase or
otherwise acquire, or permit or suffer any Subsidiary to purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect; provided, however, that this Section 5.2(h) shall not prohibit any merger or acquisition if (i) the Company is the surviving entity and the shareholders of the Company or the Company prior to such acquisition or merger own in excess of 51% of the surviving entity; (ii) the Company has provided the Agent with pro forma financial statements prior to such acquisition or merger demonstrating compliance with Sections 5.2(a), (b),
(c), (d), (e), (f), (g), (l) and (o) and (iii) at any time during which the ratio of the Consolidated Funded Indebtedness of the Company and its Subsidiaries to the Consolidated Cash Flow of the Company and its Subsidiaries calculated as of the end of the most recently ended fiscal quarter of the Company for the four immediately preceding fiscal quarters then ending is greater than 2.5 to 1.0, the aggregate purchase price or investment for all such transactions does not exceed $20,000,000 in any fiscal year, provided, that, this clause (iii) shall not apply to the Acquisition or any other acquisition if the Company was in compliance with this clause (iii) at the time such acquisition was consummated.

                          (i)     Disposition of Assets; Etc.  Sell, lease,
license, transfer, assign or otherwise dispose of all or a material portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment, and shall not permit or suffer any Subsidiary to do any of the foregoing; provided, however, that this
Section 5.2(i) shall not prohibit any such sale, lease, license, transfer, assignment or other disposition if the aggregate book value (disregarding any write-downs of such book value other than ordinary depreciation and amortization) of all of the business, assets, rights, revenues and property disposed of after the date of this Agreement shall be less than $2,000,000 in the aggregate in each fiscal year and if, immediately after such transaction, no Default or Event of Default shall exist or shall have occurred and be continuing.

                          (j)     Nature of Business.  Make or suffer any
substantial change in the nature of its chemical processing and refining business or engage in any other businesses other than its chemical processing and refining business.

                          (k)     Dividends and Other Restricted Payments.
Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock other than such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company, provided, however, that, the Company may make, pay, declare or authorize dividends, payments and other such distributions, if, both before and after any such dividend, payment or other such distribution is made, no Default or Event of Default shall exist or shall have occurred and be continuing or would be caused by such dividend, payment or such other distribution. For purposes of this Section 5.2(k), "capital stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

                          (l)     Investments, Loans and Advances.  Purchase or
otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person; nor incur any Contingent Liability; nor permit any Subsidiary to do any of the foregoing; other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances made to officers and employees in the ordinary course of business, (ii) commercial paper of any United States issuer having the highest rating then given by Moody's Investors Service, Inc., or Standard & Poor's Corporation, direct obligations of and obligations fully guaranteed by the United States of America or any agency or instrumentality thereof, or certificates of deposit of any commercial bank which is a member of the Federal Reserve System having a rating of A1 or P1 or better by Standard & Poor's Corporation or Moodys Investor Services, respectively, and which has capital, surplus and undivided profit (as shown on its most recently published statement of condition) aggregating not less than $100,000,000, provided, however, that each of the foregoing investments has a maturity date not later than 180 days after the acquisition thereof by the Company or any of its Subsidiaries, (iii) acquisitions of stock pursuant to Section 5.2(h), (iv) loans permitted pursuant to Section 5.2(f)(iii) and (v) those investments, loans, advances and other transactions described in Schedule 5.2(l) hereto, having the same terms as existing on the date of this Agreement, but no extension or renewal thereof shall be permitted.

                          (m)     Transactions with Affiliates.  Enter into,
become a party to, or become liable in respect of, or permit or suffer any Subsidiary to enter into, become a party to, or become liable in respect of, any contract or undertaking with any Affiliate not included in the consolidated financial statements of the Company delivered to the Agent pursuant to Section 5.1(d) except in the ordinary course of business and on terms not less favorable to the Company or such Subsidiary than those which could be obtained if such contract or undertaking were an arms length transaction with a person other than an Affiliate.

                          (n)     Sale and Leaseback Transactions.  Become or
remain liable in any way, or permit or suffer any Subsidiary to become or remain liable in any way, whether directly or by assignment or as a guarantor or other contingent obligor, for the obligations of the lessee or user under any lease or contract for the use of any real or personal property if such property is owned on the date of this Agreement or thereafter acquired by the Company or any of its Subsidiaries and has been or is to be sold or transferred to any other person and was, is or will be used by the Company or any such Subsidiary for substantially the same purpose as such property was used by the Company or such Subsidiary prior to such sale or transfer.

                          (o)     Contingent Liabilities.  Create, incur,
assume, or in any manner become liable in respect of, or suffer to exist, Contingent Liabilities in excess of $1,000,000 for the Company and the Subsidiaries on a consolidated basis, except the Contingent Liabilities listed on attached Schedule 5.2(o).

                          (p)     Negative Pledge Limitation.  Enter into any
agreement with any person other than the Banks pursuant hereto which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

                          (q)     Inconsistent Agreements.  Enter into any
agreement or permit or suffer any Subsidiary to enter into any agreement containing any provision which would be violated or breached by this Agreement or any of the transactions contemplated hereby or by performance by the Company or any of its Subsidiaries or any Guarantor of its obligations in connection therewith.

                                   ARTICLE VI
                                    DEFAULT
                                    -------

                 6.1 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived by the Required Banks pursuant to Section 8.1:

                          (a)     Nonpayment.  The Company shall fail to pay
when due any principal of the Notes, or any reimbursement obligation under
Section 3.3 (whether by deemed disbursement of a Revolving Credit Loan or otherwise), or within 5 days after becoming due, any interest on the Notes, any fees or any other amount payable hereunder;

                          (b)     Misrepresentation.  Any representation or
warranty made by the Company or any Guarantor in Article IV hereof or in any Security Document or any other certificate, report, financial statement or other document furnished by or on behalf of the Company or any Guarantor in connection with this Agreement, shall prove to have been incorrect in any material respect when made or deemed made;

                          (c)     Certain Covenants.  The Company shall fail to
perform or observe any term, covenant or agreement contained in Article V hereof;

                          (d)     Other Defaults.  The Company or any Guarantor
shall fail to perform or observe any other term, covenant or agreement contained in this Agreement, and any such failure shall remain unremedied for 15 calendar days after notice thereof shall have been given to the Company or such Guarantor, as the case may be, by the Agent;

                          (e)     Other Indebtedness.  The Company or any of
its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any of its Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $200,000; or if the Company or any of its Subsidiaries fails to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either
(i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Company;

                          (f)     Judgments.  After the Effective Date, and
excluding the litigation on Schedule 4.5, one or more judgments or orders for the payment of money in an aggregate amount of $1,000,000 in any fiscal year shall be rendered against the Company or any of its Subsidiaries, or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Company or any of its Subsidiaries which causes or could cause a material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or any of its Subsidiaries or which does or could have a material adverse effect on the legality, validity or enforceability of this Agreement, the Notes or any Security Document, and either (i) such judgment or order shall have remained unsatisfied and the Company or such Subsidiary shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order;

                          (g)     ERISA.  The occurrence of a Reportable Event
that results in or could result in liability of the Company, any Subsidiary of the Company or any ERISA Affiliate to the PBGC or to any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Company, any Subsidiary of the Company or any ERISA Affiliate of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company, any Subsidiary of the Company or any ERISA Affiliate shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in liability of the Company, any Subsidiary of the Company, any ERISA Affiliate to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or
Section 412(n) of the Code that results in or could result in liability of the Company, any Subsidiary of the Company or any ERISA Affiliate to the PBGC or any Plan; or the withdrawal of the Company, any of its Subsidiaries or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or the Company, any of its Subsidiaries or any ERISA Affiliate becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Required Banks;

                          (h)     Insolvency, Etc..  The Company or any of its
Subsidiaries shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered), or shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of its Subsidiaries, any proceeding or case seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Company or such Subsidiary and is being contested by the Company or such Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Company or such Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection;

                          (i)     Security Documents.  Any event of default
described in any Security Document shall have occurred and be continuing, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding and enforceable against any obligor thereunder, or the validity, binding effect or enforceability thereof shall be contested by any person, or any obligor, shall deny that it has any or further liability or obligation thereunder, or any Security Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Banks and the Agent the benefits purported to be created thereby; or

                          (j)     Control.   Cyril C. Baldwin, Jr., James A.
Mack and Peter Tracey shall cease to hold the offices of Chief Executive Officer, President and Chief Operating Officer, and Vice-President and Chief Financial Officer, respectively, or other comparable positions; provided, however, that if the employment of any such individuals ceases as a result of death, disability, or voluntary retirement, it shall not be a default hereunder if a replacement for such officer acceptable to the Agent and the Banks shall have been appointed and taken office within 45 calendar days of such death, disability or voluntary retirement.

                 6.2      Remedies.
                          --------

                          (a)     Upon the occurrence and during the
continuance of any Event of Default, the Agent may, with the consent of the Required Banks, and, upon being directed to do so by the Required Banks, shall by notice to the Company (i) terminate the Commitments or (ii) declare the outstanding principal of, and accrued interest on, the Notes, all unpaid reimbursement obligations in respect of drawings under Letters of Credit and all other amounts owing under this Agreement to be immediately due and payable, or (iii) demand immediate delivery of cash collateral, and the Company agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, or any one or more of the foregoing, whereupon the Commitments shall terminate forthwith and all such amounts, including such cash collateral, shall become immediately due and payable, as the case may be, provided that in the case of any event or condition described in Section 6.1(h) with respect to the Company, the Commitments shall automatically terminate forthwith and all such amounts, including such cash collateral, shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived. Such cash collateral delivered in respect of outstanding Letters of Credit shall be deposited in a special cash collateral account to be held by the Agent as collateral security for the payment and performance of the Company's obligations under this Agreement to the Banks and the Agent.

                          (b)     The Agent may, with the consent of the
Required Banks, and, upon being directed to do so by the Required Banks, shall, in addition to the remedies provided in Section 6.2(a), exercise and enforce any and all other rights and remedies available to it or the Banks, whether arising under this Agreement, the Notes or any Security Document or under applicable law, in any manner deemed appropriate by the Agent, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or any Security Document or in aid of the exercise of any power granted in this Agreement, the Notes or any Security Document.

                          (c)     Upon the occurrence and during the
continuance of any Event of Default, each Bank may, subject to Section 7.10, at any time and from time to time, without notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Bank, irrespective of whether or not such Bank shall have made any demand hereunder and although such obligations may be contingent and unmatured. The Company hereby grants to the Banks and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of the obligations of the Company under this Agreement. The rights of such Bank under this Section 6.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

                          (d)     In addition to other amounts payable pursuant
to this Agreement, the Company confirms that it shall further pay, together with any payment of the Term Loans hereunder after the occurrence and during the continuance of any Event of Default, all amounts required to be paid pursuant to Section 3.9. The Company agrees that such amounts are a reasonable pre-estimate of loss and not a penalty. Such amounts are payable as liquidated damages for the loss of bargain and payment of such amount shall not in any way reduce, affect or impair any other obligations of the Company under this Agreement.

                          (e)     All moneys received by the Agent on behalf of
the Banks from its exercise of remedies under this Agreement, the Notes, any Security Document, any related documents or applicable law, shall be applied as follows:

                                  (i)      First, to the payment of all
expenses incurred by the Agent in connection with the exercise of such rights and remedies, including, without limitation, all costs and expenses of collection, attorneys' fees, court costs and foreclosure expenses and all other fees of the Agent;

                                  (ii)     Next, to the payment of the accrued
interest and principal balance then owing on the Notes and the reimbursement and other obligations owing pursuant to the Letters of Credit, pro rata in accordance with the amount thereof, and such amounts applied to any of the Notes are to be allocated between interest and principal on each Note as determined by the Bank holding such Note;

                                  (iii)    Next, to the payment of all other
amounts owed by the Company to any Bank or the Agent which are not under this Agreement, including but not limited to Supplementary Loans prior to refinancing under this Agreement pursuant to Section 2.1(e), but which are secured by the Security Documents, pro rata in accordance with such amounts owing; and

                                   (iv)     Next, to the Company or such other
person as shall be legally entitled thereto.


                                 ARTICLE VII
                           THE AGENT AND THE BANKS
                           -----------------------

                 7.1 Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the Notes and the Security Documents as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Company shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company.

                 7.2 Agent and Affiliates. NBD Bank, N.A. in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. NBD Bank, N.A. and its Affiliates (and any Bank) may (without having to account therefor to any Bank) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any Subsidiary of the Company as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

                 7.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement, have a fiduciary relationship with any Bank, beyond the agency created herein and subject to the terms herein, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Agent. As to any matters not expressly provided for by this Agreement (including, without limitation, collection and enforcement actioned under the Notes and the Security Documents), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall take such action or omit to take any action pursuant to the reasonably written instructions of the Required Banks and may request instructions from the Required Banks. The Agent shall in all cases be fully protected in acting, or in refraining from acting, pursuant to the written instructions of the Required Banks, which instructions and any action or omission pursuant thereto shall be binding upon all of the Banks; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, the Notes or the Security Documents or applicable law.

                 7.4 Reliance by Agent. The Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegram, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents (including, without limitation, collateral agents) and may consult with legal counsel (who may be counsel for the Company), independent public accounts and other experts selected by it and shall not be liable to the Banks, except as to money or property received by it or its authorized agents, for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

                 7.5 Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, unless the Agent has actual knowledge or has otherwise received written notice from a Bank or the Company specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice, the Agent shall promptly give written notice thereto to the Banks. As used herein, "actual knowledge" shall mean the actual knowledge of the responsible loan officer of the Agent, obtained in administering the Company's account.

                 7.6 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable to the Banks for any action taken or not taken by it or them in connection herewith with the consent or at the request of the Required Banks or in the absence of its or their own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any recital, statement, warranty or representation contained in this Agreement, any Note or any Security Document, or in any certificate, report, financial statement or other document furnished in connection with this Agreement, (ii) the performance or observance of any of the covenants or agreements of the Company or any Guarantor, (iii) the satisfaction of any condition specified in Article II hereof, of (iv) the validity, effectiveness, legal enforceability, value or genuineness of this Agreement, the Notes or the Security Documents or any collateral subject thereto or any other instrument or document furnished in connection herewith.

                 7.7 Nonreliance on Agent and Other Banks. Each Bank acknowledges and agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decision in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Company or any Guarantor of this Agreement, the Notes or the Security Documents or any other documents referred to or provided for herein or to inspect the properties or books of the Company or any Guarantor and, except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries which may come into the possession of the Agent or any of its Affiliates.

                 7.8 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Company, but without limiting any obligation of the Company to make such reimbursement), ratably according to the respective principal amounts of the Advances then outstanding made by each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement, provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company, but without limiting the obligation of the Company to make such reimbursement.
Each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any amounts owing to the Agent by the Banks pursuant to this Section. If the indemnity furnished to the Agent under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity if furnished.

                 7.9 Resignation or Removal of Agent. The Agent may resign as such at any time upon thirty days' prior written notice to the Company and the Banks or may be removed for cause as such upon vote of the Required Banks. In the event of any such resignation or removal, the Required Banks shall, by an instrument in writing delivered to the Company and the Agent, appoint a successor, with the consent of the Company, which shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the Agent's resignation or removal becomes effective, the resigning or removed Agent may appoint a temporary successor to act until such appointment by the Required Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning or removed Agent, the Agent agrees to continue to perform administrative duties hereunder for a fee to be agreed upon at such time until such appointment by the Required Banks is made and accepted. Any successor to the Agent shall execute and deliver to the Company and the Banks an instrument accepting such appointment and thereupon such successor Agent, without further act, deed, conveyance or transfer shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon request of such successor Agent, the Company and the resigning or removed Agent shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations. The provisions of this Article VII shall thereafter remain effective for such resigning or removed Agent with respect to any actions taken or omitted to be taken by such Agent while acting as the Agent hereunder.

                 7.10 Sharing of Payments. The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Advance or any other obligation owing to the Banks under this Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise in excess of its ratable share of payments received by all of the Banks on account of the Advances and other obligations (or if no Advances are outstanding, ratably according to the respective amounts of the Commitments), such Bank shall promptly purchase from the other Banks participations in such Advances and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all of the Banks share such payment in accordance with such ratable shares. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of participations theretofore sold, return its share of that benefit to each Bank whose payment shall have been rescinded or otherwise restored. The Company agrees that any Bank so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Bank were a holder of such Advance or other obligation in the amount of such participation. The Banks further agree among themselves that, in the event that amounts received by the Banks and the Agent hereunder are insufficient to pay all such obligations or insufficient to pay all such obligations when due, the fees and other amounts owing to the Agent in such capacity shall be paid therefrom before payment of obligations owing to the Banks under this Agreement. Except as otherwise expressly provided in this Agreement, if any Bank or the Agent shall fail to remit to the Agent or any other Bank an amount payable by such Bank or the Agent to the Agent or such other Bank pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Bank at a rate per annum equal to the rate at which borrowings are available to the payee in its overnight federal funds market. It is further understood and agreed among the Banks and the Agent that if the Agent shall engage in any other transactions with the Company and shall have the benefit of any collateral or security therefor which does not expressly secure the obligations arising under this Agreement except by virtue of a so-called dragnet clause or comparable provision, the Agent shall be entitled to apply any proceeds of such collateral or security first in respect of the obligations arising in connection with such other transaction before application to the obligations arising under this Agreement.

                                  ARTICLE VIII
                                 MISCELLANEOUS
                                 -------------

                 8.1 Amendments, Etc. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any Security Document nor any consent to any departure therefrom shall be effective unless the same shall be in writing and signed by the Required Banks and, to the extent any rights or duties of the Agent may be affected thereby, the Agent, provided, however, that no such amendment, modification, termination, waiver or consent shall, without the consent of the Agent and all of the Banks, (i) authorize or permit the extension of time for, or any reduction of the amount of, any payment of the principal of, or interest on, the Notes or any order or manner in which such payments are applied or any Letter of Credit reimbursement obligation, or any fees or other amount payable hereunder, other than extensions pursuant to the terms of Section 2.4(e), (ii) amend or terminate the respective Commitments of any Bank set forth on the signature pages hereof or modify the provisions of this Section regarding the taking of any action under this Section or the provisions of Section 7.10 or the definition of Required Banks, (iii) provide for the discharge of any Guarantor, (iv) release any collateral or amend or modify the description of liabilities or obligations secured by any Security Document, (v) amend the definition of Borrowing Base or amend any of the advance ratios thereunder, (vi) amend, modify or waive the covenant set forth in Section 5.2(e), (vii) amend the definition of Collateral Event or Trigger Event or waive the occurrence of any Collateral Event or Trigger Event or any requirement as a result of the occurrence of any Collateral Event or Trigger Event.

                          (b)     Any such amendment, waiver or consent shall
be effective only in the specific instance and for the specific purpose for which given.

                 8.2      Notices.  (a)  Except as otherwise provided in
Section 8.2(c) hereof, all notices and other communications hereunder shall be in writing and shall be delivered or sent to the Company at 1 Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: Peter Tracey, Vice President - Finance, Facsimile No. (201) 804-9852, and to the Agent and the Banks at the respective addresses and numbers for notices set forth on the signature pages hereof, or to such other address as may be designated by the Company, the Agent or any Bank by notice to the other parties hereto. All notices and other communications shall be deemed to have been given at the time of actual delivery thereof to such address, or if sent by certified or registered mail, postage prepaid, to such address, on the third day after the date of mailing, or in the case of telex notice, upon receipt of the appropriate answerback, or, in the case of facsimile notice, upon receipt of a confirmation mechanically produced by the facsimile machine, provided, however, that notices to the Agent shall not be effective until received.

                          (b)     Notices by the Company to the Agent with
respect to terminations or reductions of the Commitments pursuant to Section
2.2 requests for Advances pursuant to Section 2.4, requests for continuations or conversions of Loans pursuant to Section 2.7 and notices of prepayment pursuant to Section 3.1 shall be irrevocable and binding on the Company.

                          (c)     Any notice to be given by the Company to the
Agent pursuant to Sections 2.4, 2.7 or 3.1 and any notice to be given by the Agent or any Bank hereunder, may be given by telephone, and all such notices given by the Company must be immediately confirmed in writing in the manner provided in Section 8.2(a). Any such notice given by telephone shall be deemed effective upon receipt thereof by the party to whom such notice is to be given.

                 8.3 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or any Bank, nor any delay or failure on the part of the Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent's or such Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or any Bank under this Agreement, the Notes or any Security Document is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement, the Notes or any Security Document or by applicable law to the Agent or any Bank may be exercised from time to time and as often as may be deemed expedient by the Agent or any Bank and, unless contrary to the express provisions of this Agreement, the Notes or any Security Document, irrespective of the occurrence or continuance of any Default or Event of Default.

                 8.4 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Company or any Guarantor made herein or in any Security Document or in any certificate, report, financial statement or other document furnished by or on behalf of the Company or any Guarantor in connection with this Agreement shall be deemed to be material and to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of the Company set forth in Section 3.7, 3.9 and 8.5 hereof shall survive the repayment in full of the Advances and the termination of the Commitments.

                 8.5 Expenses; Indemnification. (a) The Company agrees to pay, or reimburse the Agent for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Agent, including without limitation the fees and expenses of Dickinson, Wright, Moon, Van Dusen & Freeman in connection with the preparation, execution, delivery and administration of this Agreement, the Notes, the Security Documents and the consummation of the transactions contemplated hereby, and in connection with advising the Agent as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith and the reasonable fees and expenses of counsel to the Banks, in an amount not to exceed $2,000 for each Bank, in connection with the review and negotiation of this Agreement, the Notes and the Security Documents, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, Notes, the Security Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Notes or any Security Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and (iv) all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit.

                          (b)     The Company hereby indemnifies and agrees to
hold harmless the Banks and the Agent, and their respective officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither any Bank nor the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:
(i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith; (ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;
(iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or (v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; provided, however, that the Company shall not be required to indemnify the Banks and the Agent and such other persons, and the Banks shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by (A) the Agent's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or
(B) the Agent's payment by the Agent to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence or wilful misconduct of the Agent. It is understood that in making any payment under a Letter of Credit the Agent will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or wilful misconduct of the Agent in connection with such payment. It is further acknowledged and agreed that the Company may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Banks are alleged to be liable and it shall be a precondition of the assertion of any liability of the Banks under this Section that the Company shall first have exhausted all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

                          (c)     The Company hereby indemnifies and agrees to
hold harmless the Banks and the Agent, and their respective officers, directors, employees and agents, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including reasonable attorneys fees and disbursements incurred in connection with any investigative, administrative or judicial proceeding whether or not such person shall be designated as a party thereto) which the Banks or the Agent or any such person may incur or which may be claimed against any of them by reason of or in connection with entering into this Agreement or the transactions contemplated hereby; provided, however, that the Company shall not be required to indemnify any such Bank and the Agent or such other person, to the extent, but only to the extent, that such claim, damage, loss, liability, cost or expense is attributable to the gross negligence or willful misconduct of such Bank or the Agent, as the case may be.

                 8.6 Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that the Company may not, without the prior consent of the Banks, assign its rights or obligations hereunder or under the Notes or any Security Document and the Banks shall not be obligated to make any Advance hereunder to any entity other than the Company.

                          (b)     Each Bank may, with the prior consent of the
Company (which shall not be unreasonably withheld), sell to any financial institution or institutions, and such financial institution or institutions may further sell, a participation interest (undivided or divided) in, the Advances and such Bank's rights and benefits under this Agreement, the Notes and the Security Documents, and to the extent of that participation interest such participant or participants shall have the same rights and benefits against the Company under Section 3.7, 3.9 and 6.2(c) as it or they would have had if such participant or participants were the Bank making the Advances to the Company hereunder, provided, however, that (i) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (iv) the Company, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not grant to its participant any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder.

                          (c)     The Agent from time to time in its sole
discretion may appoint agents for the purpose of servicing and administering this Agreement and the transactions contemplated hereby and enforcing or exercising any rights or remedies of the Agent provided under this Agreement, the Notes, any Security Documents or otherwise. In furtherance of such agency, the Agent may from time to time direct that the Company and the Guarantors provide notices, reports and other documents contemplated by this Agreement (or duplicates thereof) to such agent. The Company and each Guarantor hereby consents to the appointment of such agent and agrees to provide all such notices, reports and other documents and to otherwise deal with such agent acting on behalf of the Agent in the same manner as would be required if dealing with the Agent itself.

                          (d)     Each Bank may, with the prior consent of the
Company (which shall not be unreasonably withheld) and the Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement,
(A) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as the Company and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the remaining Commitment of the assigning Bank shall in no event be less than $10,000,000; provided, that, the Revolving Credit Commitment of the Agent shall in no event be less than the lesser of (x) $25,000,000 or (y) an amount equal to 25% of the aggregate Revolving Credit Commitments, (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit M hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000, and (iv) any Bank may without the consent of the Company or the Agent, and without paying any fee, assign to any Affiliate of such Bank that is a bank or financial institution all of its rights and obligations under this Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                          (e)     By executing and delivering an Assignment and
Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.6 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

                          (f)     The Agent shall maintain at its address
designated on the signature pages hereof a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Advances owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Banks may treat each person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                          (g)     Upon its receipt of an Assignment and
Acceptance executed by an assigning Bank and an assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance,
(ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company. Within five Business Days after its receipt of such notice, the Company, at the expense of the assigning Bank, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note to the order of such assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes and shall be dated the effective date of such Assignment and Acceptance.

                          (h)     The Company shall not be liable for any costs
or expenses of any Bank in effectuating any participation or assignment under this Section 8.6.

                          (i)     The Banks may, in connection with any
assignment or participation or proposed assignment or participation pursuant to this Section 8.6, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company and its Subsidiaries required to be delivered by the Company pursuant to Section 5.1(d).

                          (j)     Notwithstanding any other provision set forth
in this Agreement, any Bank may at any time create a security interest in, or assign, all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that such creation of a security interest or assignment shall not release such Bank from its obligations under this Agreement.

                 8.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

                 8.8 Governing Law. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the law of the State of Michigan in the same manner applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. Nothing in this paragraph shall, however, infer that any Bank, other than NBD Bank, N.A., is doing business in Michigan as a result of its participation herein. The Company further agrees that any legal action or proceeding with respect to this Agreement, the Notes or any Security Document or the transactions contemplated hereby may be brought in any court of the State of Michigan, or in any court of the United States of America sitting in Michigan, and the Company hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property, and irrevocably appoints CT Corporation System, whose address in Michigan is 615 Griswold Street, Detroit, Michigan 48226, as its agent for service of process and irrevocably consents to the service of process in connection with any such action or proceeding by personal delivery to such agent or to the Company or by the mailing thereof by registered or certified mail, postage prepaid to the Company at its address set forth in Section 8.2. Nothing in this paragraph shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent to bring any such action or proceeding against the Company or property in the courts of any other jurisdiction. The Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

                 8.9 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

                 8.10 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

                 8.11 Integration and Severability. This Agreement embodies the entire agreement and understanding between the Company and the Agent and the Banks, and supersedes all prior agreements and understandings, relating to the subject matter hereof. In case any one or more of the obligations of the Company under this Agreement, the Notes or any Security Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Company under this Agreement, the Notes or any Security Document in any other jurisdiction.

                 8.12 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

                 8.13 Interest Rate Limitation. Notwithstanding any provision of this Agreement, the Notes or any Security Document, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Notes or any Security Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Advances outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Banks have been paid in full.

                 8.14 Additional Banks. Additional lenders may also become Banks hereunder and the aggregate amount of the Commitments hereunder shall increase accordingly, with the prior written consent of the Company, the Banks and the Agent, by executing an Assumption Agreement substantially in the form of Exhibit N hereto provided that each of the Banks shall have the right of first refusal to accept a pro rata increase in the amount of the increased Commitments before any additional lender is added hereto. Upon any Bank being added hereto, a new schedule will be distributed by the Agent to all Banks and the Company showing the Commitment amount and the pro rata share of each Bank.

                 8.15 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND THE COMPANY, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY

LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER OF THEM. NEITHER THE BANK, THE AGENT NOR THE COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS, THE AGENT OR THE COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM. IT IS INTENDED THAT THIS WAIVER SHALL APPLY TO ANY COUNTERCLAIMS, RIGHTS AND DEFENSES IN CONNECTION THEREWITH.

                 8.16 Indebtedness Under Existing Loan Agreement. The Loans and Advances made pursuant to Article II are in substitution for the loans and advances made under the Existing Loan Agreement and the Notes delivered to the Banks hereunder are delivered in exchange and in substitution for the notes issued pursuant to the Existing Loan Agreement. The commitments under the Existing Loan Agreement are superseded and replaced by the Commitments hereunder. The initial Loans hereunder shall be used to pay all Indebtedness owing under the notes issued pursuant to the Existing Loan Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the 21st day of September, 1994.


                                        CAMBREX CORPORATION


                                        By  /s/ PETER TRACY
                                          --------------------------------

                                          Its  VP Finance
                                             -----------------------------
Address for Notices:

611 Woodward Avenue                     NBD BANK, N.A., Individually as a
Detroit, Michigan 48226                 Bank and as Agent

Attention: National Banking Division    By /s/ ANNA R. HOFFMAN
Facsimile No.: (313) 225-1586              -------------------------------

                                          Its   Vice President
                                             -----------------------------

Commitment Amount: $50,000,000
  (comprised of a Term Loan A Commitment
   of $11,111,111, a Term Loan B
   Commitment of $16,666,667 and a Revolving
   Credit Commitment of $22,222,222)

Percentage of Total
   Commitments: 22.22222%

6 Becker Farm Rd.                       UNITED JERSEY BANK
Roseland, New Jersey 07068

Attention: Mr. William S. Clement       By  /s/  WILLIAM S. CLEMENT
Facsimile No.: (201) 994-3702             --------------------------------

                                        Its      Vice President
                                           -------------------------------
Commitment Amount: $40,000,000
  (comprised of a Term Loan A Commitment
   of $8,888,889, a Term Loan B
   Commitment of $13,333,333 and a
   Revolving Credit Commitment of $17,777,778)

Percentage of Total
   Commitments: 17.77777%


Glenpointe Plaza                        NATIONAL WESTMINSTER BANK NJ
400 Frank W. Burr Plaza
Teaneck, New Jersey 07666

Attention: Ms. Elizabeth Neville        By  /s/ ELIZABETH L. NEVILLE
Facsimile No.: (201) 801-0990             --------------------------------

                                          Its  Vice President
                                             -----------------------------

Commitment Amount: $30,000,000
  (comprised of a Term Loan A Commitment
   of $6,666,667, a Term Loan B
   Commitment of $10,000,000 and a
   Revolving Credit Commitment of $13,333,333)

Percentage of Total
   Commitments: 13.33333%

Address for Notices:

191 Peachtree Street                    WACHOVIA BANK OF GEORGIA, N.A.
Atlanta, Georgia 30303

Attention: Mr. Haywood Edmundson        By
Facsimile No.: (404) 332-6898              --------------------------------

                                         Its  Senior Vice President
                                            -------------------------------

Commitment Amount: $30,000,000
  (comprised of a Term Loan A Commitment
   of $6,666,667, a Term Loan B
   Commitment of $10,000,000 and a Revolving
   Credit Commitment of $13,333,333)

Percentage of Total
   Commitments: 13.33333%


Address for Notices:

55 East 59th Street                             BHF-BANK
New York, New York  10022-1186

Attention: Ms. Linda Pace                       By
Facsimile No.: (212) 756-5911                     --------------------------

                                                  Its         VP
                                                     -----------------------
Commitment Amount: $25,000,000
  (comprised of a Term Loan A Commitment           By
   of $5,555,556, a Term Loan B                       ----------------------
   Commitment of $8,333,333 and a Revolving
   Credit Commitment of $11,111,111)                  Its      V.P.
                                                          ------------------
Percentage of Total
   Commitments: 11.11111%

Address for Notices:

100 Federal Street                             THE FIRST NATIONAL BANK OF BOSTON
Mail Stop 01-21-01
Boston, Massachusetts  02106-2016

Attention: Mr. J. Peter Mitchell               By  /s/  J. PETER MITCHELL
Facsimile No.: (617) 434-6685                    -------------------------

                                               Its   Director
                                                  ------------------------
Commitment Amount: $20,000,000
  (comprised of a Term Loan A Commitment
   of $4,444,444, a Term Loan B
   Commitment of $6,666,667 and a Revolving
   Credit Commitment of $8,888,889)

Percentage of Total
   Commitments: 8.888888%


Address for Notices:

East 36 Midland Avenue                            CHEMICAL BANK NEW JERSEY, N.A.
Paramus, New Jersey  07652

Attention: Mr. Barrett Bencivenga                 By  /s/  B. BENCIVENGA
Facsimile No.: (201) 599-6863                       --------------------------

                                                  Its  Vice President
                                                     -------------------------
Commitment Amount: $20,000,000
  (comprised of a Term Loan A Commitment
   of $4,444,444, a Term Loan B
   Commitment of $6,666,667 and a Revolving
   Credit Commitment of $8,888,889)

Percentage of Total
   Commitments: 8.888888%

Address for Notices:

National City Center                             NATIONAL CITY BANK
Locater Number 21-02
1900 East Ninth Street
Cleveland, Ohio  44114                           By  /s/ DAVID A. BURNS
                                                   -------------------------

Attention: Mr. David Burns                       Its  Assistant Vice President
Facsimile No.: (216) 575-9396                       --------------------------


Commitment Amount: $10,000,000
  (comprised of a Term Loan A Commitment
   of $2,222,222, a Term Loan B
   Commitment of $3,333,333 and a Revolving
   Credit Commitment of $4,444,445)

Percentage of Total
   Commitments: 4.444444%

Total Commitment of
   all Banks:  $225,000,000
   (comprised of a Total Term Loan A
    Commitment of $50,000,000, a Total
    Term Loan B Commitment of $75,000,000
    and a Total Revolving Credit
    Commitment of $100,000,000)


The undersigned Guarantors consent
to the provisions of Section 2.11:


CASCHEM, INC.


By: /s/ PETER TRACEY
    ----------------------

 Its:    Vice President
     ---------------------

ZEELAND CHEMICALS, INC.


By: /s/ PETER TRACEY
    ----------------------

 Its:    Vice President
     ---------------------



THE HUMPHREY CHEMICAL COMPANY


By: /s/ PETER TRACEY
    ----------------------

 Its:    Vice President
     ---------------------



NEPERA, INC.


By: /s/ PETER TRACEY
    ----------------------

 Its:    Vice President
     ---------------------



SALSBURY CHEMICALS, INC.


By: /s/ PETER TRACEY
    ----------------------

 Its:    Vice President
     ---------------------



COSAN CHEMICAL CORPORATION


By: /s/ PETER TRACEY
    ----------------------

 Its:    Vice President
     ---------------------

CAMBREX HYDROGELS, INC.


By: /s/ PETER TRACEY
    ----------------------

 Its:    Vice President
     ---------------------

                               SCHEDULE 2.3(b)


                                 CLOSING FEES
                                 ------------

Bank                                               Closing Fee
- - ----                                               -----------

NBD Bank, N.A.                                     $175,000
United Jersey Bank                                  140,000
National Westminster Bank NJ                         75,000
Wachovia Bank of Georgia, N.A.                       75,000
BHF-Bank                                             62,500
The First National Bank of Boston                    50,000
Chemical Bank, New Jersey, N.A.                      50,000
National City Bank                                   20,000
                                                   --------

                                                   $647,500

                                 SCHEDULE 4.4


                                 Subsidiaries
                                 ------------

                                            Jurisdiction of
Name of Subsidiary                          Incorporation                      Percentage Owned
- - ------------------                          -------------                      ----------------

CasChem, Inc.                                Delaware                              100%

The Humphrey Chemical
 Company, Inc.                               Delaware                              100%

Nepera, Inc.                                 New York                              100%

Salsbury Chemicals, Inc.                     Iowa                                  100%

Zeeland Chemicals, Inc.                      Michigan                              100%

Cosan Chemical Corporation                   New Jersey                            100%

Cambrex Hydrogels, Inc.                      New Jersey                            100%

Cambrex Limited                              United Kingdom                        100%

Cambrex Hong Kong Limited                    Hong Kong                              99%

Cambrex BV                                   Netherlands                           100%

Cambrex AB                                   Sweden                                100%

Cambrex Jersey Limited                       Jersey                                100%


                                 SCHEDULE 4.5


                                  LITIGATION
                                  ----------

See Schedule A to the Environmental Certificate (Exhibit A to the Loan Agreement). Such Schedule is incorporated herein as if fully set forth at length.

                                SCHEDULE 4.14(b)


                         INTELLECTUAL PROPERTY MATTERS
                         -----------------------------

             1. The Company received a letter from Reilly Industries claiming that the Company's production of a chemical product (DMAP) manufactured at the Company's Teeside facility is infringing a Reilly patent. The Company believes that there is no infringement and has entered discussions with Reilly.

             2. The Company has informally received information from AT&T that the Company's manufacture of a bufferite tube compound may be infringing an AT&T patent. The Company believes that there is no infringement.

Neither of the above claims, in the opinion of management, is material.

                                SCHEDULE 5.2(f)


                                 INDEBTEDNESS
                                 ------------

Debt Holder                                Amount                        Maturity
- - -----------                                ------                        --------

Banque National de Paris
 (IRDB)                                    $4,150,000                    March 1, 2008

                                SCHEDULE 5.2(g)


                                     LIENS
                                     -----

             To the best of our knowledge the following are the only Liens on the Company (copies attached):

             1.     Claimant of Lien:  Franklin Holwerda Company
                    Amount: $599,171.69
                    Property: Zeeland Chemicals, Inc., Zeeland, MI
                    Date: June 1, 1994

             2.     Claimant of Lien:  WW Engineering & Science, Inc.
                    Amount: $89,502.38
                    Property: Zeeland Chemicals, Inc., Zeeland, MI Date July 21, 1994

             Such Liens are as a result of non-payment on a contract for an improvement at Zeeland Chemicals, Inc. Such non-payment, however, is being disputed in good faith by the Company. No lawsuit has been filed on the above matters. The Company is attempting to resolve the dispute without litigation.

                                SCHEDULE 5.2(l)


                        INVESTMENTS, LOANS AND ADVANCES
                        -------------------------------

Investments:
            Investments in Primex, Ltd., Barbados                       $500,000
                    (Captive insurance company: 5% ownership)

Loans:
             None

Advances:
             None

                                SCHEDULE 5.2(o)

                             CONTINGENT LIABILITIES
                             ----------------------

NBD Standby Letter of Credit No. S125760              $449,000.
NBD Standby Letter of Credit No. S123126               $92,000.
NBD Standby Letter of Credit No. S123124               $50,000.

See Schedule 4.5 Litigation